UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒     Filed by a party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a–12
BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required
☐    Fee computed on table below per Exchange Act Rules 14a–6(i)(1) and 0–11
    (1) Title of each class of securities to which transaction applies:
    _______________________________________________________________________________________________
    (2) Aggregate number of securities to which transaction applies:
    _______________________________________________________________________________________________
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    _______________________________________________________________________________________________
    (4) Proposed maximum aggregate value of transaction:
    _______________________________________________________________________________________________
    (5) Total fee paid:
    _______________________________________________________________________________________________
☐    Fee paid previously with preliminary materials.
☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid:
    _______________________________________________________________________________________________
    (2) Form, Schedule or Registration Statement No.:
    _______________________________________________________________________________________________
    (3) Filing Party:
    _______________________________________________________________________________________________
    (4) Date Filed:
    _______________________________________________________________________________________________

Bloomin’ Brands, Inc.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607
March 30, 2021

Dear Bloomin’ Brands Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Bloomin’ Brands, Inc. on Tuesday, May 18, 2021, at 8:00 a.m. (EDT). Due to the continuing public health impact of the coronavirus (“COVID-19”) pandemic, and to support the health and well-being of the Company’s employees and stockholders, the meeting will be held in a virtual meeting format only via live audio webcast. You will not be able to attend this meeting in person. If you plan to attend the meeting virtually, please review the applicable instructions for registration and/or attendance included in the “Voting” section of the accompanying proxy statement. The purpose of the meeting is detailed in the Notice of Annual Meeting of Stockholders and the Proxy Statement.
To provide you with the information you need to make an informed vote, most of our stockholders will receive our proxy materials over the internet. Your vote is important regardless of the number of shares you own, and we encourage you to vote on the internet whether or not you plan to attend the meeting. Alternatively, you may vote by telephone or, if you received the proxy materials in the mail, by completing, signing, dating, and returning the paper proxy card in the enclosed prepaid and addressed envelope.
Thank you for considering the matters presented in the proxy statement and please vote as soon as you are able.
On behalf of the Board of Directors and Bloomin’ Brands’ management, thank you for your support.

David Deno, Chief Executive Officer

BLOOMIN’ BRANDS, INC.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 18, 2021

The Annual Meeting of Stockholders of Bloomin’ Brands, Inc. (the “Company”) will be held virtually via live audio webcast on Tuesday, May 18, 2021, at 8:00 a.m. (EDT) for the following purposes:

1.To elect four members to the Company’s Board of Directors (the “Board” or “Board of Directors”)

2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 26, 2021

3.To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers

4.To approve amendments to the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”) to declassify the Board

5.To vote on a stockholder proposal requesting that the Company take action to eliminate supermajority voting provisions from our Governance Documents

6.To vote on a stockholder proposal requesting that the Board issue a report outlining if and how the Company could increase efforts to reduce its total contribution to climate change

Due to the continuing public health impact of the COVID-19 pandemic, and to support the health and well-being of the Company’s employees and stockholders, the meeting will be held in a virtual meeting format only. You will not be able to attend this meeting in person. You will be able to attend and participate in the meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting www.meetingcenter.io/277730340. The password for the meeting is BLMN2021. If you plan to attend the meeting virtually, please review the applicable instructions for registration and/or attendance included in the “Voting” section of the accompanying proxy statement. The foregoing items of business are more fully described in the accompanying proxy statement. The record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is March 24, 2021.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting at the annual meeting, you may vote via the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 3 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you are a registered holder and decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Kelly Lefferts, Secretary

Tampa, Florida
March 30, 2021

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 18, 2021:

This notice of annual meeting of stockholders, the accompanying proxy statement, and our 2020 annual report to stockholders are available at www.edocumentview.com/BLMN.

Page No.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS	1
PURPOSE OF MEETING	1
VOTING	1
Voting Rights	1
Recommendations of the Board of Directors	2
Voting via the Internet, by Telephone or by Mail	3
Electronic Delivery	3
Changing or Revoking Your Proxy	4
Attending the Virtual Annual Meeting	4
Registering to Attend the Annual Meeting	4
PROPOSAL NO. 1 - ELECTION OF DIRECTORS	6
Nominees for Election at this Annual Meeting	6
Recommendation of the Board of Directors	7
Directors Continuing in Office	7
Board Overview	10
Board Committees and Meetings	10
Independent Directors	13
Arrangements or Understandings Regarding Service as a Director	13
Nominees for the Board of Directors	13
Board Leadership Structure	14
Board’s Role in Risk Oversight	15
Code of Conduct	15
Stockholder Communications with the Board of Directors	15
Director Compensation	15
PROPOSAL NO. 2 - RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM	18
General	18
Principal Accountant Fees and Services	18
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor	19
Recommendation of the Board of Directors	19
PROPOSAL NO. 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION	20
General	20
Recommendation of the Board of Directors	20
PROPOSAL NO. 4 - APPROVAL OF AMENDMENT TO THE COMPANY’S CHARTER TO DECLASSIFY THE BOARD	21
General	21
Procedural Matters	22
Recommendation of the Board of Directors	22
PROPOSAL NO. 5 - STOCKHOLDER PROPOSAL REQUESTING THAT THE COMPANY TAKE ACTION TO ELIMINATE ANY SUPERMAJORITY VOTING PROVISIONS FROM OUR GOVERNANCE DOCUMENTS	22
Proposal 5 - Simple Majority Vote	23
Statement of the Board of Directors in Opposition to the Stockholder Proposal	24
Recommendation of the Board of Directors	25
PROPOSAL NO. 6 - STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD ISSUE A REPORT OUTLINING IF AND HOW THE COMPANY COULD INCREASE EFFORTS TO REDUCE ITS TOTAL CONTRIBUTION TO CLIMATE CHANGE	25
Proposal 6 - Issue Report Outlining If and How the Company Could Increase Efforts to Reduce Its Total Contribution to Climate Change	26
Statement of the Board of Directors in Opposition to the Stockholder Proposal	27

BLOOMIN’ BRANDS, INC.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Bloomin’ Brands, Inc., a Delaware corporation (“Bloomin’ Brands,” “Company,” “we,” “us,” or “our”), for the Annual Meeting of Stockholders to be held virtually via live audio webcast at www.meetingcenter.io/277730340, where you will be able to participate and vote live, at 8:00 a.m. (EDT) on Tuesday, May 18, 2021, and at any adjournments or postponements of the annual meeting. The password for the meeting is BLMN2021. If you plan to attend the meeting virtually, please review the applicable instructions for registration and/or attendance under the “Voting” section of this proxy statement. We have chosen to hold a virtual rather than in-person meeting in light of public health concerns associated with the ongoing COVID-19 situation. You will not be able to attend this meeting in person. These proxy materials are first being distributed or otherwise sent to stockholders on or about March 30, 2021.

PURPOSE OF MEETING
The specific proposals to be considered and acted upon at the annual meeting are:

1.To elect four members to the Company’s Board of Directors

2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 26, 2021

3.To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers

4.To approve amendments to the Company’s Charter to declassify the Board

5.To vote on a stockholder proposal requesting that the Company take action to eliminate supermajority voting provisions from our Governance Documents

6.To vote on a stockholder proposal requesting that the Board issue a report outlining if and how the Company could increase efforts to reduce its total contribution to climate change

Each proposal is described in more detail in this proxy statement.

VOTING
Voting Rights

Only stockholders of record of Bloomin’ Brands common stock on March 24, 2021, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 88,854,861 shares of our common stock outstanding.

A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum for the annual meeting. Abstentions and “broker non-votes” will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner submits a proxy for the annual meeting without voting on a particular proposal, because the bank, broker or other nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A bank, broker or other nominee may exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm (“Independent Auditor”) for the fiscal year ending December 26, 2021 (Proposal 2), but does not have discretion to vote with respect to the election of directors (Proposal 1), the non-binding advisory approval of the compensation of the Bloomin’ Brands named executive officers (Proposal 3), the approval of the amendment to the Company’s Charter to declassify the Board (Proposal 4), or the stockholder proposals requesting that the Company take action to eliminate supermajority voting provisions from our Governance Documents (Proposal 5) and that the Board issue a report outlining if and how the Company could increase efforts to reduce its total contribution to climate change (Proposal 6).

A majority of votes cast at the annual meeting is required to elect directors in uncontested elections (Proposal 1). A “majority of votes cast” means that the number of shares voted “FOR” a nominee must exceed the number of votes cast “AGAINST” the nominee in order for such nominee to be elected as a director at the annual meeting. Any incumbent director who receives fewer “FOR” votes than “AGAINST” votes is required to offer his or her irrevocable resignation. Our Nominating and Corporate Governance Committee will consider the offer of resignation and make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director. The Board will then act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by filing a Form 8-K or other appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and the rationale for its decision within a period of 90 days following certification of the election results.

Proposals 2, 3, 5 and 6 require the approval of the holders of a majority of votes properly cast on the proposal. Abstentions and broker non-votes have no effect on the determination of whether a director nominee or any proposal has received a majority of the votes cast. Proposals 2 (ratification of the appointment of Independent Auditor), 3 (advisory approval of the compensation of the named executive officers), 5 (stockholder proposal requesting action to eliminate supermajority voting provisions) and 6 (stockholder proposal requesting a report outlining regarding the Company’s efforts to reduce its total contribution to climate change) are not binding on the Company or the Board. The Board or the appropriate committee will review and consider the results of the votes on these proposals.

Proposal 4 (the approval of the amendment to the Company’s Charter to declassify the Board) requires the approval of the holders of 75% of the shares outstanding and entitled to vote at the meeting. Abstentions and broker non-votes will have the effect of a vote against the proposal.

If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Recommendations of the Board of Directors

The Bloomin’ Brands Board of Directors recommends that you vote:

•FOR each of the nominees to the Board of Directors (Proposal 1)

•FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 26, 2021 (Proposal 2)

•FOR the non-binding advisory approval of the compensation of our named executive officers (Proposal 3)

•FOR the amendment to the Company’s Charter to declassify the Board (Proposal 4)

•AGAINST the stockholder proposal requesting that the Company take action to eliminate supermajority voting provisions from our Governance Documents (Proposal 5)

•AGAINST the stockholder proposal requesting that the Board issue a report outlining if and how the Company could increase efforts to reduce its total contribution to climate change (Proposal 6)

Voting via the Internet, by Telephone or by Mail

Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”)), then you may vote either at the annual meeting or by proxy. If you decide to vote by proxy, you may vote via the internet, by telephone or by mail and your shares will be voted at the annual meeting in the manner you direct. For those registered holders who receive a paper proxy card, instructions for voting via the internet or by telephone are set forth on the proxy card or such holders can complete, sign, date and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the internet or by telephone or receive a paper proxy card to vote by mail.

If you return a signed proxy card on which no directions are specified, your shares will be voted FOR all director nominees, FOR Proposals 2, 3 and 4, and AGAINST Proposals 5 and 6.

Beneficial Holders

If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), and you wish to vote your shares at the annual meeting, you must follow the procedures provided by the nominee that holds your shares for obtaining a legal proxy to vote such shares at the annual meeting, as well as the registration instructions provided below under “Registering to Attend the Annual Meeting.” Alternatively, you may provide voting instructions to the nominee that holds your shares by completing, signing and returning the voting instruction form that the nominee provides to you, or by using telephone or internet voting arrangements described on the voting instruction form, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides to you.

If you do not provide voting instructions to your nominee, the nominee will not vote your shares on the election of directors (Proposal 1), the non-binding advisory approval of the compensation of our named executive officers (Proposal 3), the amendment to the Company’s Charter to declassify the Board (Proposal 4), or the stockholder proposals requesting that the Company take action to eliminate supermajority provisions from our Governance Documents (Proposal 5) and that the Board issue a report regarding the Company’s efforts to reduce its total contribution to climate change (Proposal 6). However, your nominee will be able to exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Auditor for the fiscal year ending December 26, 2021 (Proposal 2) and would be able to cause your shares to be counted as present at the annual meeting for purposes of determining a quorum.

Electronic Delivery

Stockholders who have elected to receive our 2021 proxy statement and 2020 annual report to stockholders electronically will be receiving an email on or about April 7, 2021, with information on how to access stockholder information and instructions for voting.

If you received your Notice of Internet Availability of Proxy Materials or all of your annual meeting materials by mail, we encourage you to sign up to receive your stockholder communications electronically. Email delivery benefits the environment and reduces printing and mailing costs. With electronic delivery, you will be notified by email when the annual report on Form 10-K and proxy statement are available on the internet, and you can submit your stockholder votes online. Your electronic delivery enrollment will be effective until you cancel it. If you are a registered holder, visit www-us.computershare.com/Investor to create a login and to enroll. If you hold your Bloomin’ Brands stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the internet and how to change your elections.

Changing or Revoking Your Proxy

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the internet or by telephone, or by delivering written notice of revocation of your proxy to our Corporate Secretary at our principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares in “street name,” you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting at the annual meeting if you obtain a legal proxy as described above.

Attending the Virtual Annual Meeting

The annual meeting will be held online via live audio webcast at 8:00 a.m. (EDT) on Tuesday, May 18, 2021. You are entitled to participate in the annual meeting only if you were a stockholder of record of the Company as of the close of business on March 24, 2021, the record date, or if you hold a valid proxy for the annual meeting. There will not be a physical meeting location, and you will not be able to attend the meeting in person.

You will be able to attend the annual meeting online, vote your shares and submit your questions during the meeting by visiting www.meetingcenter.io/277730340 and using the password BLMN2021. To participate in the meeting, you must have your 15-digit control number assigned by Computershare. If you are a stockholder of record and wish to attend the virtual meeting, you will need to review the information and instructions included on your proxy card. If you hold your shares through an intermediary, such as a bank, broker, or other nominee, you must register in advance using the instructions below. You may vote your shares and will have the opportunity to submit questions during the virtual meeting by following the instructions available on the meeting website.

The online meeting will begin promptly at 8:00 a.m. (EDT). We encourage you to access the meeting prior to the start time, leaving ample time for check in.

In accordance with our bylaws, a list of all stockholders entitled to vote at the annual meeting, the address of each such stockholder and the number of shares registered in the name of such stockholder, will be available for review during the annual meeting by stockholders on the virtual meeting platform.

Registering to Attend the Annual Meeting

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare), you do not need to register to attend the meeting virtually. Please follow the instructions on the proxy card that you received.

If you hold your shares through an intermediary, such as a bank, broker or other nominee, you must register in advance to attend the meeting virtually. To register to attend the meeting virtually, you must (1) follow the procedures provided by the nominee that holds your shares for obtaining a “legal proxy” and (2) register with Computershare by submitting proof of your legal proxy reflecting your holdings of common stock of the Company along with your name and email address. Requests for registration must be labeled as “Legal Proxy” and be received by Computershare no later than 5:00 p.m. (EDT) on May 14, 2021. You will receive a confirmation of your registration, with a 15-digit control number, by email after Computershare receives your registration materials.

At the time of the meeting, go to www.meetingcenter.io/277730340 and enter your control number and the meeting password, BLMN2021.

Requests for registration should be directed to Computershare at the following:

•By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
•By mail, to: Computershare, Bloomin’ Brands, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees for Election at this Annual Meeting

The Board of Directors currently consists of ten directors and is divided into three classes. Class I and Class II each contain three directors and Class III contains four directors. The directors in each class are elected for terms of three years so that the term of office of one class of directors expires at each annual meeting. At this annual meeting, stockholders will consider the election of four directors for terms ending in 2024.

The current terms of office of the Class III directors, David R. Fitzjohn, John Gainor, John J. Mahoney and R. Michael Mohan, will expire on the day of this annual meeting (as soon as they or their successors are elected) and have each been nominated for election by the Board of Directors upon recommendation by the Nominating and Corporate Governance Committee. Proxies may not be voted for a greater number of persons than the number of nominees named. The proxy holders intend to vote all proxies received by them for the nominees unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

The following provides information regarding the business experience and qualifications of each of the Class III nominees:

David R. Fitzjohn, 64, has served as a director since February 2014 and currently serves as Chair of the Compensation Committee. Since November 2012, Mr. Fitzjohn has been Chairman of the Board of Pizza Hut UK, Ltd., which owns and operates pizza restaurants in the United Kingdom. Mr. Fitzjohn has served as the Managing Director of Sahana Enterprises Ltd. and Sahana Estates Ltd., privately-held real estate development, investment and restaurant industry consulting businesses, since 2006. Previously, Mr. Fitzjohn was the Managing Director of YUM! Brands Europe, a subsidiary of YUM! Brands, Inc. that operates quick service restaurants. In addition, Mr. Fitzjohn has held numerous executive management positions at Burger King Worldwide, Inc., which owns and operates fast food hamburger restaurants, as well as at retailers Grand Metropolitan and Laura Ashley. From April 2006 to April 2014, he served as a non-executive director of Rosinter Restaurant Holdings, a Russian public company that operates casual dining restaurants.

The Board of Directors believes that Mr. Fitzjohn’s qualifications to serve as a Board member include his many years of executive management experience, industry expertise and experience with international markets.

John P. Gainor, Jr., 64, has served as a director since July 2020. Mr. Gainor served as President and CEO of International Dairy Queen, a subsidiary of Berkshire Hathaway from July 2008 until his retirement in December 2017. Mr. Gainor was with International Dairy Queen starting in 2003 and served as its Chief Supply Chain Officer prior to being named President and CEO. From 2000 to 2003, he was President and Co-Founder of Supply Solutions, Inc., a company that focused on designing and implementing supply chain solutions and business expansion models for major restaurant chains and consumer products companies. Mr. Gainor has also held various executive positions focusing on logistics, supply chain and transportation with Consolidated Distribution Corporation, AmeriServe Distribution Corporation, and Warner Lambert Corporation. Mr. Gainor also served as a director of Jack in the Box, Inc. from May 2019 until February 2021 and was a member of the Audit and Finance Committees. He has served as a director of Saia, Inc. since February 2016 and is currently the Chair of its Nominating and Governance Committee and a member of its Audit Committee. He has served as a director of TreeHouse Foods, Inc. since March 2021 and is a member of the Compensation Committee.

The Board of Directors believes that Mr. Gainor’s qualifications to serve as a Board member include his significant business experience as a former President and CEO of an internationally-known fast food restaurant chain and his more than 40 years of logistics and supply chain experience.

John J. Mahoney, 69, has served as a director since May 2012 and currently serves as Chair of the Audit Committee. Mr. Mahoney retired as Vice Chairman of Staples, Inc., a multinational office supply retailer, in July 2012, a position he held since January 2006. Mr. Mahoney served as Chief Financial Officer of Staples, Inc. from September 1996 to February 2012. Before joining Staples, Inc., he was a partner with the accounting firm of Ernst & Young LLP, where he worked for 20 years, including service in the firm’s National Office - Accounting and Auditing group. Mr. Mahoney currently serves on the Board of Directors of Chico’s FAS, Inc., a clothing retailer, where he is the Chair of the Compensation & Benefits Committee and a member of the Audit Committee; The Michaels Companies, Inc., an arts and crafts retailer, where he is the Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee; and Burlington Stores, Inc., a consumer retailer, where he is the Lead Independent Director and Chair of the Compensation Committee.

The Board of Directors believes that Mr. Mahoney’s qualifications to serve as a Board member include his experience as a financial executive for a large public company, experience as a director for other public companies, and experience as a certified public accountant, as well as his expertise in the retail industry, including accounting, controls, financial reporting, finance, risk management and financial management.

R. Michael Mohan, 53, has served as a director since October 2017. Mr. Mohan has been President and Chief Operating Officer of Best Buy Co., Inc. (“Best Buy”), a leading provider of technology products, services and solutions, since June 2019. He was the Chief Operating Officer for Best Buy from September 2018 until June 2019. Prior to that, he served as Senior Executive Vice President and Chief Merchandising and Marketing Officer for Best Buy from January 2014 to September 2018, as Senior Vice President and President of the Home Business Group for Best Buy from January 2013 to January 2014, and as Senior Vice President of Merchandising for Best Buy from April 2008 to January 2013. Mr. Mohan has been a member of the Board of Directors of Petco Health and Wellness Company, Inc. since March 10, 2021 and serves on the Audit Committee.

The Board of Directors believes that Mr. Mohan’s qualifications to serve as a Board member include his many years of retail and management experience, coupled with his digital marketing acumen.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the election of Messrs. Fitzjohn, Gainor, Mahoney and Mohan.

Directors Continuing in Office

The following are the directors who will continue in office after this annual meeting:

Class I Directors - Terms Expiring at the 2022 Annual Meeting

Wendy A. Beck, 56, has served as a director since February 2018. Ms. Beck served as Executive Vice President and Chief Financial Officer for Norwegian Cruise Line Holdings Ltd. (“NCLH”) from September 2010 through March 2018 and served as a consultant to NCLH through December 2019. Previously, Ms. Beck served as Executive Vice President and Chief Financial Officer of Domino’s Pizza, Inc., from May 2008 to September 2010. Prior to that, she served as Senior Vice President, Chief Financial Officer and Treasurer of Whataburger Restaurants, LP from May 2004 to April 2008 and served as their Vice President and Chief Accounting Officer from August 2001 through April 2004. Ms. Beck was also employed at Checkers Drive-In Restaurants, Inc. from 1993 through July 2001, serving as Vice President, Chief

Financial Officer and Treasurer from 2000 through July 2001. Ms. Beck currently serves on the Board of Directors and chairs the Audit Committee of At Home Group Inc., which operates home décor retail stores. Ms. Beck also serves on the Board of Directors and on the Audit Committee for Academy Sports and Outdoors, Inc., which is a sporting goods and outdoor recreation retailer.

The Board of Directors believes that Ms. Beck’s qualifications to serve as a Board member include her extensive experience in the restaurant industry, accounting, finance, strategic planning and leadership.

Tara Walpert Levy, 47, has served as a director since July 2013 and currently serves as Chair of the Nominating and Corporate Governance Committee. Ms. Levy is the Vice President of Agency and Brand Solutions for Google, Inc. (“Google”), a leading developer and marketer of commercial and consumer technologies, a position she has held since April 2017. Ms. Levy joined Google in 2011, serving as Managing Director of Global Ad Market Development from June 2011 to September 2014 and then as Vice President of Agency Solutions from October 2014 to March 2017.

The Board of Directors believes that Ms. Levy’s qualifications to serve as a Board member include her executive management experience; her sales and marketing expertise; and her focus on digital media and marketing, technology and innovation and culture.

Elizabeth A. Smith, 57, has served as a director since November 2009. Ms. Smith formerly served as Executive Chairman from April 2019 to March 2020, as Chairman of the Board from January 2012 to April 2019, and as our Chief Executive Officer from November 2009 to April 2019. Prior to joining the Company, Ms. Smith held senior leadership positions with Avon Products, Inc., a manufacturer of beauty products, and, before that, served in various capacities for Kraft Foods Inc., a multinational confectionery, food and beverage conglomerate. Ms. Smith is a member of the Board of Directors of Hilton Worldwide Holdings, Inc., a leading global hospitality company, where she serves as Chair of the Nominating and ESG Committee. She also currently serves as a member of the Board of Directors of The Gap, Inc., an American worldwide clothing and accessories retailer, and serves as a member of its Compensation and Management Development Committee.

The Board of Directors believes that Ms. Smith’s qualifications to serve as a Board member include her extensive experience with global companies and retail sales, her expertise in corporate strategy development, and her knowledge of marketing, sales, supply chain and information technology systems.

Class II Directors - Terms Expiring at the 2023 Annual Meeting

James R. Craigie, 67, has served as a director since November 2013 and was appointed Chairman of the Board in March 2020. Mr. Craigie served as Lead Independent Director from April 2015 until March 2020. He currently serves on the Board of Directors and as a member of the Executive Committee of Church & Dwight Co., Inc. (“Church & Dwight”), a leading developer, manufacturer and marketer of consumer household and personal care products, a position he has held since July 2004. He previously served as non-Executive Chairman of Church & Dwight from January 2016 to May 2019, as Executive Chairman and Chief Executive Officer from May 2007 to December 2015 and as President and Chief Executive Officer from July 2004 to May 2007. Mr. Craigie currently serves on the Board of Directors of Newell Brands Inc., a leading global consumer goods company, where he also serves on the Nominating/Governance Committee and chairs the Organizational Development & Compensation Committee. Since February 2018, Mr. Craigie also has served on the Advisory Board for Cove Hill Partners, LLC, a private equity firm focused on high quality consumer and technology companies. He previously served as a member of the Board of Directors of the Meredith Corporation, a media and marketing services company, from November 2006 to May 2014, and as a member of the Board of Directors of TerraVia Holdings, Inc., a food, nutrition and specialty ingredients company, from September 2013 to December 2017.

The Board of Directors believes that Mr. Craigie’s qualifications to serve as Chairman of the Board and as a Board member include his extensive experience leading a consumer brand company, as well as his experience as a chairman and chief executive officer of a public company.

David J. Deno, 63, currently serves as our Chief Executive Officer and as a director since April 2019. He previously served as our Executive Vice President and Chief Financial and Administrative Officer from October 2013 to April 2019 and as Executive Vice President and Chief Financial Officer from May 2012 to October 2013. Prior to joining the Company, Mr. Deno was Chief Financial Officer of the international division of Best Buy Co., Inc. from December 2009 to May 2012. He also previously served as Chief Financial Officer and later Chief Operating Officer of YUM! Brands, Inc.

The Board of Directors believes that Mr. Deno’s qualifications to serve as a Board member include his extensive restaurant industry experience, financial expertise and public company executive experience.

Lawrence V. Jackson, 67, has served as a director since July 2020. He has served since 2008 as a Senior Advisor with New Mountain Capital, LLC, a manager of private equity funds based in New York, and since 2007 as Chair of the Board of SourceMark LLC, a medical and surgical product innovation, manufacturing and distribution company. Previously, Mr. Jackson served as the President and Chief Executive Officer of the global procurement division and as the Executive Vice President and Chief People Officer at Walmart, Inc. (formerly Wal-Mart Store, Inc.) from 2004 to 2007. Prior to that, Mr. Jackson was President and Chief Operating Officer from 2003 to 2004 of Dollar General Corporation and was Senior Vice President, Supply Chain Operations, for Safeway, Inc. Mr. Jackson was also with PepsiCo, Inc. for 16 years in various executive roles. In connection with his position at New Mountain Capital, Mr. Jackson serves on the boards of several portfolio companies. Mr. Jackson currently serves on the Board of Assurant, Inc., a global provider of risk management products and services, where he is Chair of the Compensation Committee and a member of the Nominating and Governance Committee; and John Bean Technologies Corporation, a food processing machinery and airport equipment company. Mr. Jackson previously served as a director of Parsons Corporation and as Chair of its Compensation Committee, and as a director of Snyder’s-Lance, Inc.

The Board of Directors believes that Mr. Jackson’s qualifications to serve as a Board member include his experience in senior executive roles for major retailers and consumer food and beverage companies, as well as his knowledge regarding food manufacturing, distribution and supply chain operations.

Board Overview

Our Board is currently comprised of ten individuals selected on the basis of numerous criteria, including business experience, industry knowledge and other fields of significant knowledge, good character, sound judgement, integrity and diversity. We view the effectiveness of our Board through both an individual and collective lens and believe that our Board is optimized to support and guide the Company.

5.4 Years Average Tenure

9-12 years: 20%
0-4 years: 50%
5-8 years: 30%

Note: As of the Annual Meeting date, assuming election of all director nominees.

Board Committees and Meetings

During our fiscal year ended December 27, 2020, the Board of Directors held 16 meetings. During fiscal 2020, each incumbent director attended at least 75% of the aggregate of (i) the total number of Board meetings (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all Board committees on which he or she served (during the period that he or she served). Directors are strongly encouraged to attend the annual meeting of stockholders. All of our directors who were then on the Board of Directors, except for Mr. Mohan, attended our 2020 annual meeting of stockholders.

We have three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of

Directors. A copy of each charter can be found by clicking on “Governance—Governance Documents” in the “Investors” section of our website, www.bloominbrands.com.

Under the rules of the NASDAQ Stock Market (“NASDAQ”), our Board of Directors must consist of a majority of directors who meet NASDAQ’s independence requirements (“Independent Directors”) and the Audit, Compensation, and Nominating and Corporate Governance Committees must be composed entirely of Independent Directors. See “Independent Directors” for additional information regarding these independence requirements and our satisfaction of these requirements.

The members and chairs of the committees, as of the date of this proxy statement, are identified in the following table:

DIRECTOR	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Wendy A. Beck		X
James R. Craigie	X
David R. Fitzjohn		Chair
John P. Gainor, Jr.			X
Lawrence V. Jackson	X
Tara Walpert Levy			Chair
John J. Mahoney	Chair		X
R. Michael Mohan		X

Audit Committee

The purposes of the Audit Committee are set forth in the Audit Committee charter and are primarily to assist the Board of Directors in overseeing:

•the integrity and overall quality of our financial statements

•the effectiveness of our internal control over financial reporting

•our compliance with legal and regulatory requirements

•the Independent Auditor’s qualifications and independence

•the evaluation of enterprise risk issues

•the performance of our internal audit function and Independent Auditor

The Audit Committee is also responsible for the appointment, compensation and oversight of the Independent Auditor, as well as the selection and replacement of the lead audit partner of the Independent Auditor.

The Audit Committee reviews and discusses with management and the Independent Auditor mandatory filings and financial information to be included in our audited financial statements, results and performance, including the quality of the accounting principles, the clarity of the disclosures in the financial statements and the adequacy and effectiveness of internal controls. The Audit Committee also reviews earnings press releases.

The Audit Committee reviews significant reports to management prepared by the Company’s internal audit team and management’s responses and discusses with management and the Independent Auditor the internal audit team’s responsibilities, activities, organizational structure, staffing, qualifications and budget. The Audit Committee also meets regularly with our internal audit team to review and discuss the internal audit scope, plan and results of internal audit activities.

The Audit Committee also reviews and discusses with management, the internal audit team and the Independent Auditor enterprise risk issues, including cyber security, and the steps management has taken to monitor and control such risk exposures. The Audit Committee evaluates updates received at least quarterly from our Chief Information Security Officer regarding the Company’s cyber security program and the management of cyber security risk.

Mr. Mahoney was determined by our Board of Directors to be an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K and is independent within the meaning of the NASDAQ listing rules for audit committee members. All of the members meet the requirements for audit committee members under applicable NASDAQ rules regarding the ability to read and understand financial statements.

The Audit Committee held seven meetings during fiscal 2020.

Compensation Committee

The purposes of the Compensation Committee are set forth in the Compensation Committee charter and are primarily to:

•oversee our executive compensation policies and practices

•discharge the responsibilities of our Board of Directors relating to executive compensation of our Chief Executive Officer (“CEO”) and our other executive officers

•review and approve certain compensation and employee benefit plans, policies and programs; and exercise discretion in the administration of such programs

•produce, approve and recommend to our Board of Directors for its approval reports on compensation matters required to be included in our annual proxy statement or annual report, in accordance with applicable rules and regulations

For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see “Compensation Discussion and Analysis” within “Executive Compensation and Related Information.”

The Compensation Committee held ten meetings during fiscal 2020.

Nominating and Corporate Governance Committee

The purposes of the Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee charter and are primarily to:

•identify and evaluate individuals qualified to become members of our Board of Directors and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders or to recommend persons to otherwise fill vacancies on the Board of Directors

•review and recommend to our Board of Directors committee structure, membership and operations

•develop and recommend to our Board of Directors a set of corporate governance guidelines

•oversee the evaluation of our Board of Directors and each committee of the Board

The Nominating and Corporate Governance Committee held five meetings during fiscal 2020.

Independent Directors

Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of NASDAQ. The Nominating and Corporate Governance Committee evaluates the relationships of each director and director nominee and makes a recommendation to the Board of Directors as to whether to make an affirmative determination that such director or director nominee is independent. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that: (a) Messrs. Craigie, Fitzjohn, Gainor, Jackson, Mahoney and Mohan and Mses. Beck and Levy are independent under the criteria established by NASDAQ for director independence; (b) Messrs. Craigie, Jackson and Mahoney are independent under the criteria established by NASDAQ for audit committee membership; and (c) Messrs. Fitzjohn and Mohan and Ms. Beck are independent under the criteria established by NASDAQ for compensation committee membership.

Arrangements or Understandings Regarding Service as a Director

Messrs. Gainor and Jackson (the “JANA Nominees”) were appointed by the Board of Directors on July 1, 2020 pursuant to an agreement that we entered into on April 8, 2020 (the “2020 JANA Agreement”) with JANA Partners LLC (“JANA Partners”). Mr. Gainor was appointed as a Class III director for a term expiring at the 2021 Annual Meeting of Stockholders and as a member of the Nominating and Governance Committee. Mr. Jackson was appointed as a Class II director for a term expiring at the 2023 Annual Meeting of Stockholders and as a member of the Audit Committee. The 2020 JANA Agreement contains customary standstill provisions and voting commitments. If during the standstill period either JANA Nominee becomes unavailable to serve as a director, JANA Partners retains the right to identify a successor, who must be reasonably satisfactory to the Board of Directors. The 2020 JANA Agreement is more fully described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 9, 2020.

None of our other directors or nominees have any agreements or arrangements with any other person or entity in connection with the director’s or nominee’s candidacy or service on our Board.

Nominees for the Board of Directors

Our Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their business experience, qualifications, attributes and skills, such as relevant industry knowledge; specific experience with technology, accounting, finance, leadership, strategic planning and international markets; independence; judgment; integrity; the ability to commit sufficient time and attention to the activities of the Board; diversity of occupational and personal backgrounds on the Board; the absence of potential conflicts with our interests; and such other criteria as may be established by the Board from time to time. These criteria are considered in the context of an assessment of the operation and goals of the Board as a whole. In addition, the Board considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors,” and believes that the collective business experience, industry knowledge and other fields of significant knowledge, good character, sound judgment, integrity and diversity of our current Board provides appropriate support and guidance to our Company. Our Corporate Governance Guidelines provide that no incumbent director may stand for re-election to the Board of Directors after reaching the age of 75. However, the Board may waive this requirement on a per-term basis as to any incumbent director if the Board determines such waiver to be in the best interests of the Company.

In recommending candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees and others, using the same criteria to evaluate all candidates. The Nominating and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee recommends the candidate for consideration by the full Board of Directors. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. In the case of Mr. Gainor, he was appointed to the Board of Directors pursuant to an agreement with JANA Partners, as described above.

The Nominating and Corporate Governance Committee will also consider nominees for election to the Board of Directors submitted by stockholders using substantially the same criteria it applies to recommendations by directors, officers, employees and others. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, submit the candidate’s name and qualifications to our Corporate Secretary in writing to the following address: Bloomin’ Brands, Inc., Attention: Nominating and Corporate Governance Committee, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

Board Leadership Structure

Under our Corporate Governance Guidelines, the Board of Directors has established a policy that provides it with the flexibility and discretion to select its Chairman at any time, based on what it believes to be in the best interest of the Company and its stockholders. The policy further provides that the same person may serve as both Chairman of the Board and CEO, or the Board may choose to have an independent or Executive Chairman. If the offices of Chairman of the Board and CEO are held by the same person, or if the Chairman of the Board is not otherwise independent, the independent directors may annually elect (by majority vote) a Lead Independent Director.

Ms. Smith served as Executive Chairman of the Board until March 6, 2020. Her executive responsibilities offered valuable insight and assisted our Board of Directors in addressing both internal and external issues affecting the Company.

Mr. Craigie served as Lead Independent Director until his appointment as Chairman of the Board effective March 6, 2020. As Lead Independent Director, Mr. Craigie was responsible for, among other things:

•calling and presiding at meetings of the independent directors

•serving as the principal liaison between the Executive Chairman and the independent directors

•leading the independent director’s evaluation of the Executive Chairman

•when appropriate, consulting and communicating with stockholders

•assisting the Executive Chairman with the review and preparation of agendas for Board meetings

In addition, various other corporate governance measures also contribute to a high degree of independent oversight of the Company’s management, including holding regular executive sessions; all directors (other than Ms. Smith and Mr. Deno) and all of the Board committee members being independent under the NASDAQ standards; and the Board and each committee conducting annual self-assessments to ensure that they are functioning effectively.

The Board of Directors periodically reviews its leadership structure to ensure that it continues to meet our needs in light of all relevant facts and circumstances at that time. The Board of Directors believes the current leadership structure with an independent Chairman of the Board, is appropriate at this time and will promote continued effective decision-making. As Chairman, Mr. Craigie will continue to call and preside at meetings of the independent directors as well as the Board, he will, in consultation with the CEO, establish the agenda for each Board meeting, and he will be available for consultation and communication with major stockholders.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring material risks to the attention of the Board of Directors. The Board of Directors administers its risk oversight role by reviewing strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans; cyber security, major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; and senior management succession planning. This oversight role is performed both by the Board of Directors and through the committees, who provide regular reports to the Board of Directors. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, organizational culture, compliance with law and protecting against and responding to breaches of our data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Code of Conduct

We have adopted a written Code of Conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, and other persons performing similar functions. A copy of the Code of Conduct can be found by clicking on “Governance—Governance Documents” in the “Investors” section of our website, www.bloominbrands.com.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board of Directors through our Corporate Secretary by writing to the following address: Bloomin’ Brands, Inc., Attention: Board of Directors, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com). Our Corporate Secretary will forward all appropriate correspondence to the Board of Directors.

Director Compensation

Our Compensation Committee periodically reviews the competitiveness of our Board of Directors Compensation Plan applicable to non-employee directors. Directors who are also our employees do not receive additional compensation for serving on the Board. Shares for equity awards pursuant to the Board of Directors Compensation Plan are issued from our stockholder-approved equity compensation plan in effect at the time of award (currently the Bloomin’ Brands, Inc. 2020 Omnibus Incentive Compensation Plan) and pursuant to which we are authorized to grant shares of our common stock and share-based awards to directors.

As described in the Company’s Current Reports on Form 8-K filed with the SEC on April 3, 2020 and July 2, 2020, all non-employee Directors agreed to forgo any cash retainer effective from April 1, 2020 to June 30, 2020 in light of the COVID-19 virus pandemic and the uncertainty and adverse business impacts.

The Board of Directors Compensation Plan for fiscal year 2020, which has been in effect since April 7, 2013 and was last amended April 20, 2020, includes the following compensation components for services rendered by our non-employee directors effective July 1, 2018:

•Annual cash retainer of $90,000

•Additional annual cash retainer of $55,000 for serving as non-executive Chairman

•Additional annual cash retainer of $50,000 for serving as the Lead Independent Director, if applicable

•Additional annual cash retainer of $25,000 for serving as chair and $10,000 for serving as a member (other than the chair) of the Audit Committee

•Additional annual cash retainer of $20,000 for serving as chair and $7,500 for serving as a member (other than the chair) of the Compensation Committee

•Additional annual cash retainer of $15,000 for serving as chair and $5,000 for serving as a member (other than the chair) of the Nominating and Corporate Governance Committee

•Annual grant of Bloomin’ Brands restricted stock units (“RSUs”) having a fair market value, based on the closing price of the underlying common stock, of $120,000 (or $180,000 for the non-executive Chairman) on the date of our annual meeting of stockholders, vesting as to one-third of the shares subject to the grant immediately prior to our annual meeting of stockholders each year thereafter

If a non-employee director is elected at any time other than at our annual meeting of stockholders, such director will receive an initial grant of restricted stock units having a fair market value, based on the closing price of the underlying common stock on the grant date, of $120,000 on the date of the first Board of Directors meeting that such director attends, prorated for the number of months that such director will serve on the Board from and including the month of the director’s first Board meeting as a director through the month of our next annual meeting of stockholders, rounded to the nearest $100 and vesting as to one-third of the shares immediately prior to each of our annual meetings of stockholders thereafter.

The Board of Directors adopted a Stock Ownership Guidelines Policy for directors, executive officers and members of our executive leadership team, which consists of the Company’s executive vice presidents, senior vice presidents concept presidents, and selected Group Vice Presidents (the “Executive Leadership Team”). Mr. Deno and all non-employee directors are required to accumulate shares of our common stock through direct purchases or retention of equity incentives (the “Stock Ownership Requirement”) equal to five times base salary for Mr. Deno, and five times the annual retainer for all non-employee directors. The Stock Ownership Requirement must be met by the latter of December 17, 2019 or the fifth anniversary of the director’s or executive officer’s initial election or appointment, as applicable. All of our non-employee Directors have met their ownership requirement or are on track to meet their requirement before their respective deadlines.

The following table summarizes the amounts earned and paid to non-employee directors during fiscal year 2020:

	FEES EARNED OR PAID IN CASH (1)	STOCK AWARDS (2)	OTHER COMPENSATION	TOTAL
NAME	($)	($)	($)	($)
Wendy A. Beck	73,661	120,010	—	193,671
James R. Craigie	118,942	180,004	—	298,946
David R. Fitzjohn	83,104	120,010	—	203,114
John P. Gainor, Jr. (3)	42,019	100,923	—	142,942
Lawrence V. Jackson (3)	44,231	100,923	—	145,154
Tara Walpert Levy	84,121	120,010	—	204,131
John J. Mahoney	90,659	120,010	—	210,669
R. Michael Mohan	73,661	120,010	—	193,671
Elizabeth A. Smith (4)	51,429	120,010	144,926	316,365
_________________
(1)Cash retainers are paid in quarterly installments. Our Board of Directors voluntarily suspended its cash retainer from April 1, 2020 to June 30, 2020 in light of the COVID-19 virus pandemic and the uncertainty and adverse business impacts.
(2)Represents RSUs, which vest 33% per year over three years. The amounts represent the full aggregate grant date fair values computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair market value based on the closing price of the underlying common stock is $120,000. As of December 27, 2020, our current non-employee directors held the following aggregate number of unvested RSUs (or, in the case of Ms. Smith, RSUs and performance share units (“PSUs”)): Ms. Beck, 16,240 shares; Mr. Craigie, 21,498 shares; Mr. Fitzjohn, 16,240 shares; Mr. Gainor, 9,875 shares; Mr. Jackson, 9,875 shares; Ms. Levy, 16,240 shares; Mr. Mahoney, 16,240 shares and Mr. Mohan, 16,240 shares; and Ms. Smith, 188,769 shares.
(3)Messrs. Gainor and Jackson were appointed to the Board effective July 1, 2020.
(4)Ms. Smith stepped down from her role as Executive Chairman of the Board and commenced service as a non-employee Director effective March 6, 2020. During her service as Executive Chairman during fiscal year 2020, Ms. Smith earned a salary of $144,231 and did not receive any non-equity incentive compensation, stock awards or stock option awards. She also received $695 related to imputed income of a group term life insurance premium during this period.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

General

We are asking our stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Auditor for the fiscal year ending December 26, 2021. The Company believes that the choice of PricewaterhouseCoopers LLP as the Independent Auditor is in the best interests of the Company and its stockholders. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different Independent Auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

PricewaterhouseCoopers LLP has audited the Bloomin’ Brands consolidated financial statements annually since we were formed and the financial statements of our predecessor since 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they so desire. It is also expected that those representatives will be available to respond to appropriate questions.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the Independent Auditor and annually reviews the firm’s qualifications and work quality. In the course of these reviews, the Audit Committee considers, among other things:

•the firm’s historical and recent plans and performance on our audit

•the firm’s capability and expertise in handling the breadth and complexity of our operations

•external data on audit quality and performance, including Public Company Accounting Oversight Board reports on the firm and its peer firms

•the firm’s independence and objectivity

•the appropriateness of the firm’s fees for audit and non-audit services, including any effect these fees may have on independence

•the quality and candor of the firm’s communications with the committee and management

•the firm’s tenure as our Independent Auditor, including the benefits of having a long-tenured auditor and controls and processes that help safeguard the firm’s independence

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 27, 2020 and December 29, 2019:

FEE CATEGORY	2020	2019
Audit Fees	$2,098,000	$2,520,000
Audit-Related Fees	120,000	60,000
Tax Fees	177,000	32,000
All Other Fees	5,000	5,000
Total Fees	$2,400,000	$2,617,000

Audit Fees. The aggregate audit fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services rendered for the audits of our consolidated and subsidiary financial statements and services that are normally provided by the independent registered certified public accountants in connection with statutory and regulatory filings or engagements for the fiscal years ended December 27, 2020 and December 29, 2019, including audited consolidated financial statements presented in our Annual Reports on Form 10-K and the review of the financial statements presented in our Quarterly Reports on Form 10-Q. In addition, services rendered included additional audit services associated with the impact of the COVID-19 pandemic on the business during the fiscal year ended December 27, 2020 and compliance reviews in connection with the adoption of the new lease accounting standard during the fiscal year ended December 29, 2019.
Audit-Related Fees. The aggregate audit-related fees billed by PricewaterhouseCoopers LLP were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services comprised of delivery of a comfort letter, consent and review of documents in connection with our convertible bond issuance during the fiscal year ended December 27, 2020 and controls and compliance reviews in connection with the implementation of certain financial systems and reviews of certain franchise disclosure documents during the fiscal year ended December 29, 2019.
Tax Fees. The aggregate tax fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding U.S. tax compliance for the fiscal year ended December 27, 2020 and foreign jurisdiction tax compliance for the fiscal year ended December 29, 2019.
All Other Fees. The aggregate of all other fees billed by PricewaterhouseCoopers LLP were for products and services other than the services reported above. These services included annual subscription licenses for accounting research and disclosure review tools, which we license from PricewaterhouseCoopers LLP, for the fiscal years ended December 27, 2020 and December 29, 2019.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services (including the fees and terms thereof) provided by our Independent Auditor. The policy provides for the general pre-approval of specific types of services within specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. The Chairman of the Audit Committee has the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm for the fiscal year ending December 26, 2021.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

We provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with section 14A of the Securities Exchange Act (“Exchange Act”). This vote is referred to as a “say-on-pay” vote.

The Compensation Discussion and Analysis beginning on page 30 and the compensation tables beginning on page 47 of this proxy statement describe our executive compensation program and the compensation of our named executive officers for 2020. The Board of Directors is asking stockholders to cast an advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Bloomin’ Brands APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to drive a pay for performance culture and:

•attract and retain qualified executives in today’s highly competitive market

•motivate and reward executives whose knowledge, skills and performance are critical to the success of the business

•provide a competitive compensation package that aligns management and stockholder interests by tying a significant portion of an executive’s cash compensation and long-term compensation to the achievement of annual performance goals

•ensure internal equity among the executive officers by recognizing the contributions each executive makes to the success of Bloomin’ Brands

As further described in the Compensation Discussion and Analysis, the Compensation Committee regularly reviews our executive compensation program to maintain a strong connection between compensation and the aspects of our performance that our executive officers can impact and that are likely to have an effect on stockholder value.

The vote on this “say-on-pay” proposal is advisory, which means that the vote will not be binding on Bloomin’ Brands, the Board of Directors or the Compensation Committee. The Compensation Committee will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program. As the Board of Directors has currently determined to hold this vote each year, the next “say-on-pay” vote will be held at the 2021 annual meeting of stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the advisory approval of the compensation of our named executive officers.

PROPOSAL NO. 4

APPROVAL OF AMENDMENT TO THE COMPANY’S CHARTER TO DECLASSIFY THE BOARD

General

We are seeking approval of a proposed amendment (the “Amendment”) to our Second Amended and Restated Certificate of Incorporation (also referred to as the Charter) to declassify the Board.

Background

Historically, the Board was divided into three separate classes of directors. The original intent of the Board classification was to provide for continuity and stability in our Board’s leadership, to enhance the Board’s ability to implement long-term business strategies and to preserve our culture and core values by maintaining a deep knowledge of the Company and its business, history, culture and strategic goals. However, certain investors and stockholders have noted that a classified board may reduce accountability of directors because it limits the ability of stockholders to evaluate and elect all directors annually. At our 2020 annual meeting, stockholders approved a non-binding stockholder proposal requesting that the Board take steps to declassify the Board of Directors.

After careful consideration, the Nominating and Corporate Governance Committee and, in turn, our Board, determined that the declassification of the Board is in the best interests of the Company and our stockholders. On October 20, 2020, the Board adopted resolutions approving and authorizing the proposed Charter amendment and directing that the Amendment be submitted to a vote of the stockholders at the 2021 annual meeting. The Board determined that it is in the best interests of the Company and its stockholders to amend Article V of the Charter to provide for a declassified Board in the form provided below.

The proposed Amendment to declassify the Board would amend Article V of the Charter to read in its entirety as follows:

ARTICLE V - BOARD OF DIRECTORS

(a)    Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board of Directors shall be not fewer than three and not more than fifteen, each of whom shall be a natural person. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors. Vacancies and newly-created directorships shall be filled exclusively by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and any director so elected shall hold office until the next annual meeting of stockholders, and until his or her successor is duly elected and qualified or until the earlier of his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b)    Classes of Directors; Term. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the Board of Directors (other than those directors elected by the holders of any series of Preferred Stock) shall, until the annual meeting of stockholders to be held in 2024, be classified into three classes: Class I; Class II; and Class III. Each director in each class shall hold office until the expiration of his or her then-current term, and his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. At each annual meeting of stockholders beginning with the first annual meeting of the stockholders following the filing of this amendment to the Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified or until his or her death, resignation or removal.

At and after the 2024 annual meeting of stockholders, the classification of the Board of Directors shall terminate.

(c)    Removal. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, (i) prior to the 2024 annual meeting of stockholders, the directors of the Corporation may be removed only for cause at a meeting of the stockholders called for that purpose, by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; and (ii) from and after the 2024 meeting of stockholders, the directors of the Corporation may be removed with or without cause at a meeting of the stockholders called for that purpose, by the affirmative vote of the holders of at least fifty percent (50%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Procedural Matters

If the proposed amendment to Article V of the Charter is approved by our stockholders, the classification of our Board would be eliminated and all directors standing for election, commencing with the 2024 annual meeting of stockholders, will be elected for a one-year term. Directors elected by stockholders at the 2022 annual meeting will be elected for a one-year term expiring at the 2023 annual meeting, and directors elected by stockholders at the 2023 annual meeting will be elected for a one-year term expiring at the 2024 annual meeting. The entire Board will be elected annually beginning with the 2024 annual meeting of stockholders. The term of any director chosen as a result of a newly created directorship or to fill a vacancy following such election would expire at the next annual meeting of stockholders.

If the proposed amendment of the Charter is not approved by stockholders, our Board would remain classified, and the stockholders will continue to vote for the election of directors to serve for three-year terms expiring at the third succeeding annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal.

An affirmative vote of at least 75% of outstanding shares entitled to vote generally in the election of directors is required to adopt the Amendment. If approved by the stockholders, the Amendment would become effective upon the filing of a certificate setting forth the Amendment with the Delaware Secretary of State, which we would file promptly after the annual meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR approval of the amendment to the Company’s Charter to declassify the Board.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL REQUESTING THAT THE COMPANY TAKE ACTION TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS FROM OUR GOVERNANCE DOCUMENTS

We have received notice of the intention of stockholder Kenneth Steiner to present the following proposal at the annual meeting. In accordance with federal securities regulations, the text of the stockholder proposal and supporting statement appears below exactly as received, other than minor formatting changes. The contents of the proposal or supporting statement are the sole responsibility of the proponent, and we are not responsible for the content of the proposal or any inaccuracies it may contain. The proponent’s proposal contains assertions about the

Company or other statements that we believe are incorrect. We have not attempted to refute all inaccuracies. The Company will promptly provide the address of the proponent and the number of shares owned by him upon request directed to the Company’s Corporate Secretary.

The Board of Directors does not support the adoption of this proposal and asks stockholders to consider its response following the proponent’s statement below. If the proposal is properly presented at the annual meeting, the Board of Directors recommends you vote AGAINST this proposal.

* * *

Proposal 5 – Simple Majority Vote

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. The proponents of these proposals included Ray T. Chevedden and William Steiner. This proposal topic also received overwhelming 99%-support at the 2019 Fortive annual meeting.

Currently a 2%-minority can frustrate the will of our 74%-shareholder majority in an election with 76% of shares casting ballots. In other words a 2%-minority could have the power to prevent shareholders from improving the governance of our company. This can be particularly important during periods of management underperformance and/or an economic downturn. Currently the role of shareholders is downsized because management can simply say get lost in response to an overwhelming 74%-vote of shareholders.

Adoption of this proposal will make it less difficult for adoption of annual election of each director which received our 84% support in 2020. Currently it will take 90% support from the shares than typically cast ballot at the annual meeting. Adoption of this proposal means it will take 60% support from the shares that typically cast ballots at the annual meeting.

It totally makes sense to have annual election of each director after management pay was rejected by 23% of shares in 2020 when a 5% to 10% rejection is the norm. Without annual election of each director the chair of the management pay committee responsible for the alarming 23% rejection could be untouchable for 3-years.

There should be urgency in reforming our outdated corporate governance given that our stock was at $24 in late 2019.

Please vote yes:

Simple Majority Vote - Proposal 5

* * *

Statement of the Board of Directors in Opposition to the Stockholder Proposal

The Board of Directors has carefully considered the above proposal and believes that it is not in the best interests of the Company and our stockholders. Consequently, the Board of Directors unanimously recommends a vote AGAINST the proposal.

Consistent with its current practice, the Board will continue to evaluate the future implementation of appropriate corporate governance changes. However, for the reasons discussed below, the Board does not believe it is in the best interests of stockholders or the Company at this time to implement the stockholder proponent’s request for the lowest possible voting thresholds on all matters on which stockholders vote.

Supermajority Provisions are Limited to Certain Fundamental Changes to Corporate Governance

A majority of votes cast, or simple majority, is the default voting standard under our existing Charter and bylaws (collectively, the “Governance Documents”) and already applies to most matters submitted for stockholder approval, including the election of directors in uncontested elections. The approval of 75% of outstanding shares is required under the Governance Documents only for certain fundamental changes to the Company’s corporate governance, including the removal of directors, and the adoption, alteration, amendment or repeal of the Charter or bylaws. The approval of 66 2/3% of outstanding shares is required under the Governance Documents only for certain transactions with “interested stockholders” (described below).

Benefit to Stockholders of Supermajority Provisions

Delaware law permits supermajority voting requirements, and a number of publicly traded companies have adopted these provisions to preserve and maximize long-term value for all stockholders. Supermajority voting requirements on fundamental corporate matters help protect stockholders against self-interested and potentially abusive transactions proposed by certain stockholders who may seek to advance their own interests over the interests of the majority of the Company’s stockholders. For example, if the stockholder proposal were implemented, certain transactions between the Company and “interested stockholders” (which include stockholders who beneficially own, and affiliates of the Company that at any time in the three years preceding such a transaction have beneficially owned, at least 15% of the voting power of the Company’s stock) could be approved by only a majority of votes cast. The Board believes that the current supermajority voting standard is preferable because it would encourage interested stockholders to negotiate transaction terms that take into account the interests of all stockholders and that do not sacrifice the long-term success of the Company for short-term benefits.

Fiduciary Duty

The Board is subject to fiduciary duties under the law to act in a manner that it believes to be in the best interests of the Company and its stockholders. Stockholders, on the other hand, do not have the same fiduciary duty as the directors. As a result, a group of short-term stockholders may act in their own self-interests to the detriment of other stockholders. Accordingly, the supermajority voting standards help to safeguard the long-term interests of the Company and its stockholders.

Corporate Governance Policies and Practices

The stockholder proposal is unnecessary given our commitment to strong and effective corporate governance principles. The Company maintains robust governance practices that promote Board accountability, including:

•a majority voting standard applies in uncontested elections of directors, with directors who fail to receive the required majority vote required to tender their resignation for consideration by the Board;

•eight of our ten directors are “independent” under the standards adopted by the Securities and Exchange Commission and NASDAQ;

•the Board has an independent Chairman;

•the Audit, Compensation, and Nominating and Corporate Governance Committees are each comprised solely of independent directors;

•the Board established a mandatory retirement age for all directors, which requires each director who has reached the age of 75 to tender his or her resignation, to be effective immediately at the end of such director’s then-current term;

•an annual say-on-pay vote; and

•an active stockholder engagement program with unaffiliated stockholders.

It is important to note that, if approved, this proposal would not automatically remove the supermajority vote standards, as this proposal is merely a recommendation to the Board to take the steps necessary to amend our Governance Documents to eliminate any supermajority voting requirement.

The Board values opinions and proposals from our stockholders and has made efforts to implement stockholder requests that the Board believes to be in the best interests of the Company and our stockholders, such as declassifying the Board and, as part of that, has proposed reducing the vote required to remove directors from at least 75% of the voting power to at least 50% (see Proposal No. 4). However, after careful consideration of this proposal, the Board of Directors has determined that retention of the supermajority voting requirement for certain matters remains in the long-term best interests of the Company and its stockholders at this time. The Board believes that the substantial benefits of a supermajority voting requirement do not come at the expense of prudent corporate governance. To the contrary, the voting requirement is designed to protect the interests of all stockholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this proposal to eliminate supermajority voting requirements.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD ISSUE A REPORT OUTLINING IF AND HOW THE COMPANY COULD INCREASE EFFORTS TO REDUCE ITS TOTAL CONTRIBUTION TO CLIMATE CHANGE

We have received notice of the intention of stockholder Green Century Capital Management Inc. to present the following proposal at the annual meeting. In accordance with federal securities regulations, the text of the stockholder proposal and supporting statement appears below exactly as received, other than minor formatting changes. The contents of the proposal or supporting statement are the sole responsibility of Green Century Capital Management Inc., and the Company is not responsible for the content of the proposal or any inaccuracies it may contain. The Company will promptly provide the address of Green Century Capital Management Inc. and the number of shares owned by it upon request directed to the Company’s Corporate Secretary.

As explained below, the Board of Directors does not support the adoption of this proposal and asks stockholders to consider its response following the proponent’s statement below. If the proposal is properly presented at the annual meeting, the Board of Directors recommends you vote AGAINST this proposal.

* * *

Proposal 6 – Issue Report Outlining If and How the Company Could Increase Efforts to Reduce Its Total Contribution to Climate Change

Whereas: As one of the world's largest casual dining companies with more than 1,450 restaurants in 21 countries, Bloomin’ sources commodities that have high carbon footprints, including palm oil, soy, beef, and pulp/paper, which are leading drivers of deforestation globally.

Deforestation and agriculture contribute to climate change. According to the Intergovernmental Panel on Climate Change, agriculture, forestry, and other land use change is responsible for 23 percent of total net anthropogenic greenhouse gas emissions, nearly half of which is attributable to deforestation. Agricultural emissions are on track to contribute around 70 percent of the total allowable emissions by 2050. Deforestation also undermines ecosystem benefits critical to agriculture, including soil protection, pollination, and precipitation patterns.

Climate change presents significant risks to restaurant businesses and their supply chains. The 2018 National Climate Assessment found “climate change presents numerous challenges to sustaining and enhancing crop productivity, livestock health, and the economic vitality of rural communities,” and rising temperatures are “the larges contributing factor to declines in the productivity of U.S. agriculture.”

In its 2020 10-k, Bloomin’ acknowledges that long-term changes in commodity prices could adversely affect financial results. According to research presented at an Agricultural and Applied Economic Association’s Annual Meeting, climate change will increase world crop price volatility fivefold in the coming decades.

Companies associated with deforestation and with carbon-intensive supply chains may be impacted by regulation designed to mitigate climate change. The Principles for Responsible Investment identifies regulation of greenhouse gases as “inevitable.”

Bloomin’ risks falling behind competitors. Bloomin’ does not recognize climate risks in its 2020 10-k nor does it disclose either its carbon or forest footprints. Bloomin’s modest goal to reduce energy usage by 10 percent addresses only a small fraction of its total emissions and does not address supply chain emissions. Bloomin’ does not have a policy to eliminate exposure to deforestation nor does it disclose the criteria of its sustainable sourcing policies.

By contrast, competitors including Chipotle, McDonald’s, and Yum! Brands have adopted commitments to reduce emissions throughout their full value chains. (Bloomin’ identifies growing competition from quick service and fast casual restaurants as a risk in its 2020 10-k.)

Failure to meet shifting consumer expectations and to keep pace with competitors may pose risks to Bloomin’, including restricted market share, supply chain disruption, and loss of goodwill.

Resolved: Shareholders request Bloomin’s Board of Directors issue a report, within a reasonable time, outlining if and how it could increase the scale, pace, and rigor of its efforts to reduce its total contribution to climate change, including emissions from its supply chain.

Supporting Statement: Proponents defer to the Board’s discretion, but recommend assessing the relative benefits and drawbacks of:

•Adopting greenhouse gas emissions reduction targets for Bloomin’s full carbon footprint that align with limiting global temperature increases to 1.5C;
•Increasing the scale, pace, and rigor of initiatives aimed at reducing the carbon intensity of Bloomin’s supply chain;
•Adopting a no-deforestation policy for all relevant commodities;
•Increasing the use of plant-based proteins.
* * *

Statement of the Board of Directors in Opposition to the Stockholder Proposal

The Board of Directors has carefully considered the above proposal and believes that it is not in the best interests of the Company and our stockholders. Consequently, the Board of Directors unanimously recommends a vote AGAINST the proposal.

The Board of Directors and our management team recognize the significance of climate change and the importance of managing the environmental impact of the operations of the Company’s business. Understanding that these issues are increasingly a focus of stockholders, customers and employees, we believe we are addressing them in an appropriate manner, as outlined below. The Board of Directors believes that adopting the proposal and preparing the requested report assessing how the Company could increase the scale, pace, and rigor of its efforts to reduce its total contribution to climate change, including emissions from its supply chain, is unnecessary and would be distracting, overly burdensome and result in an ineffective use of Company time and resources, especially now as we work to recover from the disproportionate impact that COVID-19 has had on the restaurant industry. As such, it would not be in the best interests of the Company or its stockholders.

Because we recognize the importance of good corporate citizenship and the value of sustainability and social responsibility to the Company and our stockholders, we take an active approach to sustainability and responsible sourcing in making business decisions. We continue to work with and encourage our suppliers to strengthen their practices to minimize their impact on activities that contribute to climate change. We routinely engage in discussions with our primary beef suppliers in Brazil regarding their sustainability practices and commitments. These suppliers informed us that they are committed to avoiding sourcing beef from deforested areas and take affirmative action to curb deforestation and greenhouse gas emissions, including through satellite monitoring to prevent purchasing cattle raised on deforested or banned areas or indigenous land. These suppliers also advised us that they actively participate in various industry groups regarding sustainable sourcing in the Amazon biome and have their monitoring practices audited by a third party to ensure that they are effective. In 2020, our primary beef supplier in Brazil launched a program designed to eradicate deforestation from its production chain over the next ten years. Among other initiatives, this program prioritizes the development of low-carbon livestock, conservation of biodiversity in Brazil, and rational use of natural resources. Due to the complexity and scale of the beef supply chain in Brazil, we believe continued active engagement with our primary suppliers is the most effective and efficient way to mitigate any adverse impacts of our operations in that region.

With respect to sustainability more generally, the Company has reduced food waste by 50% over the past six years, resulting in the donation of more than 13,450,000 pounds of food to those in need through the Food Donation Connection network, and we plan to continue efforts to reduce food waste further in the future.

We are committed to making socially responsible choices. To that end, our Company commitments with respect to Our People, Our Environment and Our Ingredients, including with respect to sustainable packaging, energy efficiency, water conservation and sustainable sourcing, is available on our website. We encourage our stockholders to review these commitments.

The Board of Directors does not believe that preparation of the report requested by this proposal would result in better Company performance, assist with mitigation of climate change or increase returns to stockholders, and therefore does not believe it would be appropriate to expend the resources required to comply with the proposal. Implementation of such reporting would divert time, effort and resources, thereby limiting our ability to target our efforts on areas that will provide the most meaningful impact in mitigating climate change. For these reasons, we believe that the request by the proponent is unnecessary and has the potential to divert our resources with no corresponding benefit to the Company or its stockholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this proposal requesting that the Board issue a report outlining if and how the Company could increase efforts to reduce its total contribution to climate change.

OWNERSHIP OF SECURITIES

The following table describes the beneficial ownership of Bloomin’ Brands, Inc. common stock as of February 25, 2021 (except as noted) by each person known to us to beneficially own more than 5% of our common stock, each director, and each named executive officer listed in the “Summary Compensation Table,” and all current directors and executive officers as a group. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options and restricted stock units beneficially owned by that person that are exercisable or will be settled within 60 days following February 25, 2021. The beneficial ownership percentages reflected in the table below are based on 88,757,675 shares of our common stock outstanding as of February 25, 2021.

Except as otherwise indicated in a footnote, all of the beneficial owners listed have, to our knowledge, sole voting, dispositive and investment power with respect to the shares of common stock listed as being owned by them. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS (COMMON STOCK)
Five Percent Stockholders:
BlackRock Inc. (1) 55 East 52nd Street New York, NY 10055	12,529,919	14.12%
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	9,388,682	10.58%
RDB Equities (3) 4343 Anchor Plaza Pkwy Suite 1 Tampa, FL 33634	6,113,000	6.89%
Directors and Named Executive Officers:
Wendy Beck (4)	5,070	*
James R. Craigie (4)	31,745	*
David J. Deno (5)	866,696	*
David R. Fitzjohn (4)	18,642	*
John P. Gainor Jr. (4)	60,000	*
Lawrence V. Jackson (4)	—	*
Donagh M. Herlihy (6)	—	*
Kelly M. Lefferts (7)	83,505	*
Tara Walpert Levy (4)	28,988	*
John J. Mahoney (4)	36,974	*
Christopher Meyer (8)	111,517	*
R. Michael Mohan (4)	7,998	*
Gregg D. Scarlett (9)	579,267	*
Elizabeth A. Smith (10)	2,379,124	2.63%
Michael L. Stutts (11)	32,216	*
All current directors and executive officers as a group (12)	4,241,742	4.62%
__________________
*Indicates less than one percent of common stock.
(1)According to a Schedule 13G/A filed with the SEC, on January 26, 2021, reporting beneficial ownership of 12,529,919 shares, as of December 31, 2020, BlackRock, Inc. has sole voting power with respect to 12,382,681 shares and sole dispositive power with respect to 12,529,919 shares.
(2)According to a Schedule 13G/A filed with the SEC on February 10, 2021, reporting beneficial ownership of 9,388,682 shares, as of December 31, 2020, The Vanguard Group has shared voting power with respect to 195,455 shares, sole dispositive power with respect to 9,131,492 shares and shared dispositive power with respect to 257,190 shares.
(3)According to a Schedule 13G filed with the SEC on March 31, 2017, reporting beneficial ownership of 6,113,000 shares, as of December 31, 2016, RDB Equities has sole voting power with respect to 6,113,000 shares and sole dispositive power with respect to 6,113,000 shares.
(4)Does not include the following number of RSUs that will not vest within 60 days of February 25, 2021: Ms. Beck, 16,240; Mr. Craigie, 21,498 shares; Mr. Fitzjohn, 16,240 shares; Mr. Gainor, 9,875 shares; Mr. Jackson, 9,875 shares; Ms. Levy, 16,240 shares;

Mr. Mahoney, 16,240 shares; and Mr. Mohan, 16,240 shares. Mr. Craigie’s shares include 4,040 shares held in trust for the benefit of his children, and Mr. Craigie disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Gainor’s shares include 51,500 shares, held in a revocable trust, for which he holds joint beneficial ownership with his spouse, and 8,500 shares held in his IRA.
(5)Includes 180,505 shares subject to stock options with an exercise price of $20.62 per share, 33,563 shares subject to stock options with an exercise price of $21.29 per share, 32,187 shares subject to stock options with an exercise price of $24.10 per share, 57,921 shares subject to stock options with an exercise price of $17.27 per share, 56,577 shares subject to stock options with an exercise price of $17.15 per share, 55,760 shares subject to stock options with an exercise price of $25.36 per share, 58,800 shares subject to stock options with an exercise price of $25.32 per share, 72,551 shares subject to stock options with an exercise price of $17.40 per share, 132,084 shares subject to stock options with an exercise price of $14.58 and 34,258 RSUs that Mr. Deno has the right to acquire within 60 days of February 25, 2021. Does not include 117,765 shares subject to stock options, 128,140 restricted stock units and 322,031 PSUs that are not exercisable or will not vest within 60 days of February 25, 2021.
(6)Mr. Herlihy departed from the Company on January 26, 2020.
(7)Includes 4,854 shares subject to stock options with an exercise price of $21.29 per share, 4,277 shares subject to stock options with an exercise price of $24.10 per share, 8,210 shares subject to stock options with an exercise price of $17.27 per share, 7,979 shares subject to stock options with an exercise price of $17.15 per share, 4,200 shares subject to stock options with an exercise price of $25.36 per share, 3,407 shares subject to stock options with an exercise price of $25.32 per share and 6,287 shares subject to stock options with an exercise price of $17.40 per share that Ms. Lefferts has the right to acquire within 60 days of February 25, 2021. Does not include 3,853 shares subject to stock options, 41,656 RSUs and 14,436 PSUs that are not exercisable or will not vest within 60 days of February 25, 2021.
(8)Includes 46,028 shares subject to stock options with an exercise price of $20.62 per share, 6,454 shares subject to stock options with an exercise price of $21.29 per share, 5,416 shares subject to stock options with an exercise price of $24.10 per share, 6,591 shares subject to stock options with an exercise price of $17.27 per share, 4,207 shares subject to stock options with an exercise price of $17.15 per share, 6,251 shares subject to stock options with an exercise price of $25.36 per share, 3,194 shares subject to stock options with an exercise price of $25.32 per share and 9,507 RSUs that Mr. Meyer has the right to acquire within 60 days of February 25, 2021. Does not include 28,049 shares subject to stock options, 25,627 RSUs and 57,821 PSUs that are not exercisable or will not vest within 60 days of February 25, 2021.
(9)Includes 33,333 shares subject to stock options with an exercise price of $18.45 per share, 30,981 shares subject to stock options with an exercise price of $21.29 per share, 27,730 shares subject to stock options with an exercise price of $24.10 per share, 36,090 shares subject to stock options with an exercise price of $17.27 per share, 100,000 shares subject to stock options with an exercise price of $17.96 per share, 16,973 shares subject to stock options with an exercise price of $17.15 per share, 100,000 shares subject to stock options with an exercise price of $24.14 per share, 14,706 shares subject to stock options with an exercise price of $25.36 per share, 12,166 shares subject to stock options with an exercise price of $25.32 per share, 75,000 shares subject to stock options with an exercise price of $18.73 per share and 16,666 RSUs that Mr. Scarlett has the right to acquire within 60 days of February 25, 2021. Does not include 91,402 shares subject to stock options, 65,046 RSUs and 95,955 PSUs that are not exercisable or will not vest within 60 days of February 25, 2021.
(10)Includes 372,292 shares subject to stock options with an exercise price of $20.62 per share, 139,271 shares subject to stock options with an exercise price of $24.10 per share, 267,327 shares subject to stock options with an exercise price of $17.27 per share, 261,122 shares subject to stock options with an exercise price of $17.15 per share, 220,589 shares subject to stock options with an exercise price of $25.36 per share, 177,940 shares subject to stock options with an exercise price of $25.32 per share, 300,000 shares subject to stock options with an exercise price of $10.03 per share and 51,979 RSUs that Ms. Smith has the right to acquire within 60 days of February 25, 2021. Does not include 46,424 shares subject to stock options and 29,802 RSUs that are not exercisable or will not vest within 60 days of February 25, 2021.
(11)Includes 16,666 shares subject to stock options with an exercise price of $18.33 per share. Does not include 16,668 shares subject to stock options and 48,446 RSUs and 36,512 PSUs that are not exercisable or will not vest within 60 days of February 25, 2021.
(12)Includes a total of 2,999,489 shares subject to stock options and 112,410 RSUs that our current directors and executive officers have the right to acquire or that will vest within 60 days of February 25, 2021. Does not include a total of 304,161 shares subject to stock options, 461,165 subject to RSUs and 526,755 shares subject to PSUs that our current directors and executive officers do not have the right to acquire within 60 days of February 25, 2021.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction
This Compensation Discussion & Analysis (“CD&A”) provides a comprehensive overview of our executive pay program, design objectives and an overview of how program features are carefully designed to ensure compensation outcomes directly align to the company performance objectives. It includes a description of the compensation provided in 2020 to our named executive officers who are listed below and named in the Summary Compensation Table (“NEOs”).

David J. Deno	Chief Executive Officer
Christopher A. Meyer	Executive Vice President, Chief Financial Officer
Gregg D. Scarlett (1)	Executive Vice President, Chief Operating Officer, Casual Dining Restaurants
Michael L. Stutts	Executive Vice President, Chief Customer Officer
Kelly M. Lefferts	Executive Vice President, Chief Legal Officer and Secretary
Donagh M. Herlihy (2)	Former Executive Vice President, Chief Information Officer
__________________
(1)Mr. Scarlett was Executive Vice President, President of Outback Steakhouse until February 14, 2020.
(2)Mr. Herlihy departed from the Company on January 26, 2020.

2020 Was a Year of Change: Our Responses to Our Stakeholders and Market Forces

Pre-COVID 19 Outbreak. 2020 Business Performance & Company Response
Bloomin’ Brands entered 2020 in a strong position following several months of strategic review as previously announced by the Company. This work culminated in bold, transformational plans to position the Company to deliver strong results and significant cost savings. On February 18, 2020, we reported fiscal 2019 results, and announced guidance in line with our expectations to achieve meaningful growth in Adjusted EPS, double our dividend from $0.40 to $0.80, expand adjusted operating margins, and initiate cost savings initiatives representing $40 million over the 2020-2021 time period. To enable these plans, we announced streamlined leadership, resources and structure to prioritize growth and efficiency.

In February 2020, the Compensation Committee approved several important changes to our executive compensation program for the 2020 performance year that were aligned with our strategic objectives and in direct response to feedback from external stakeholders:

PLAN	WHAT WE HEARD	WHAT WE DID	RATIONALE
Short-Term Incentive Plan	• Design goals that more directly reflect management’s strategic priorities	• Increased weighting of Adjusted Operating Income Margin % to 40%	• Doubling the weighting of operating income margin further supports the Board’s focus on growing the Company’s margins
	• Preference to migrate from EPS measure to operational metrics	• Removed Adjusted EPS as a metric and maintained weighting of Total Revenue Growth (weighted 40%)	• Removes the potential for duplicative measures in the incentive plans
		• Added Strategic Objective (weighted 20%) to support the Company’s execution of strategic objectives looking ahead	• Adding a strategic objective tied directly to achievement of sustainable year-over-year cost savings focuses management on improving the Company’s overhead structure
Long-Term Incentive Plan	• Establish variable compensation structure to reward long-term performance	• Increased weighting of Performance Share Units to two-thirds	• Emphasizes performance-based long-term equity incentives and places the Company in a leading position on LTI mix when compared to peers
		• Reduced Restricted Stock Unit weighting to one-third	• Places a significant portion of an executive’s wealth opportunity at risk, while also ensuring strong upside opportunity and motivation to over-perform set goals
	• Desire incentive metrics, such as TSR measure, that align with stockholder interests (1)	• Removed Stock Options from the LTI mix
__________________
(1)TSR modifier added in 2021.

Following the COVID-19 Outbreak. Our Responsive Actions and Compensation Decisions Related to COVID-19
Less than one month after the Compensation Committee approved the 2020 design changes, the Company faced one of the most difficult challenges in its history – the onset of the COVID-19 pandemic and its severe impact on nearly every aspect of the casual dining industry. Our in-restaurant sales dropped precipitously, and it became clear that the priorities set forth at the beginning of the year would need to shift immediately. Leadership proactively pivoted all of our resources to focus on safety and serving great food in an environment that protected both team members and customers.

With mandated restaurant closures or severely limited capacities, we leveraged our well-developed off-premises capabilities and strong relationships with our third-party partners to sustain our business. We also found new ways to help our communities by donating food to medical personnel, first responders and other community organizations in a time of such great need.

Leadership took additional actions to avoid furloughing employees during the pandemic and offer relief pay to our hourly associates unable to be scheduled to work due to government mandated in-restaurant dining closures. These steps helped the Company stand ready to reopen dining rooms as soon as it was deemed safe by leadership and permissible by government authorities. As described in detail below, the Compensation Committee realigned the short-term incentive plan to support the Company’s immediate priorities with the pandemic.

While the pandemic levied a severe and unprecedented impact on our business and industry, we believe our Company’s response to the crisis and actions taken by the Compensation Committee allowed us to best leverage our strength, agility and strong operating capabilities. We outperformed our casual dining competitors on year-over-year comparable sales, or Gap-to-Knapp, in the second half of 2020 by 690 basis points. As of March 21, 2021, year-to-date we have recovered over 89% of our same-period sales as compared to 2019. The following chart provides context for the timing of Compensation Committee decisions and related stock price performance results:

Despite challenges presented by COVID-19, actions taken by the Company’s leadership and the Compensation Committee set the Company on a path towards accelerated recovery, and we have achieved a stock price that exceeds pre-pandemic levels. We believe that the actions taken by management and the Compensation Committee were instrumental in positioning the Company for timely recovery and long-term value creation.

Compensation Response to Market Disruptions Related to COVID-19
The unprecedented challenges of COVID-19 shifted management’s focus to new imperatives. To align with the Company’s new urgent priorities, the Compensation Committee approved changes to the Company’s short-term incentive program in July 2020. This approach was chosen over others (e.g. use of discretion) because the Compensation Committee believed the realignment would be the most effective way to refocus our executives on the execution of priorities. These changes were disclosed in our Current Report on Form 8-K filed with the SEC on July 24, 2020 and are described in detail below. In addition, our Board of Directors and Chief Executive Officer voluntarily suspended their Board fees and base pay, respectively, during the second quarter, demonstrating leadership’s commitment to the stability of the business.

Management believes the changes to the program were instrumental in navigating the crisis and beginning business recovery during the second half of 2020
SHORT-TERM INCENTIVE PLAN CHANGES	RATIONALE	RESULTING PERFORMANCE
• Realigned two-thirds of the program weighting to the Company’s relative performance of year-over-year comparable sales compared to industry (“Gap-to-Knapp”) for the period June 29, 2020 through December 27, 2020 (1)
	• Improving year-over-year comparable sales relative to competitors reflected our belief that market share was critical to our success during this period	• Outperformed Gap-to-Knapp by +690bps during the second half of 2020
• Set one-third of the program weighting to full-year Restaurant Support Savings, retaining the same absolute savings goals previously approved by the Compensation Committee in February 2020	• Effective management and emphasis on cost savings was a priority going into 2020 and was even more so given market conditions	• Accelerated sustainable cost savings initiatives and achieved $23.1 million in Restaurant Support Center Overhead savings, well in excess of the $18.0 million target originally set by the Compensation Committee in February 2020
• Reduced maximum payout opportunities to 100% of target	• Reduction in payout opportunity reflects the enhanced probability of payout related to mid-year realignment	• Retained, refocused, and motivated participants in the plan including executive and non-executive talent
__________________
(1)“Gap-to-Knapp” reflects relative performance of year-over-year comparable sales to casual dining peers.

•Payouts Under Our Incentive Programs

The critical changes under the short-term incentive plan served to realign Company leadership toward outcomes that drove strong recovery from the pandemic, outperformance against industry competition, and helped mitigate heightened attrition of our key talent toward employment opportunities in less impacted industries. Aligned with the Company’s performance and the experience of our stockholders, the short-term incentive plan paid out at 94% of target.

While the Compensation Committee did not make modifications to previously granted LTI awards or adjust PSU payout scales in light of COVID-19, the Committee elected to adjust the final payouts for the 2018-2020 award. The Compensation Committee recognized management’s leadership through the pandemic and the fact that the Company was on track to earn 200% of target payout for 2018-2019 but 2020 performance due to the pandemic brought the payout to 0%. The Committee determined to take a blended approach, measuring two-thirds of the payout at 200% and one-third at 0% of target, resulting in an overall payout of 133% (i.e., 200% x 2/3 + 0% x 1/3 = 133%). The 2018 PSU award agreements allow for adjustment based on “unusual, infrequently occurring, extraordinary or non-operating items,” which the Committee determined COVID-19 qualified for such consideration. The Compensation Committee believes this payout aligns with the experience of our stockholders and appropriately recognizes management’s performance during the period. We believe this payout is further supported by the Company’s strong stock price performance during the first quarter of 2021.

2021 Executive Compensation Design Decisions
In 2020, the Company continued its ongoing efforts toward stockholder outreach, initiating a campaign to invite feedback from approximately 70% of the investor base in the second half of 2020. Feedback obtained from several communication channels, including telephonic and email outreach, along with in-person dialogue, informed important program changes for 2021. Our commitment to executive pay program responsiveness to feedback from the investor community remains a key input that informs the Compensation Committee’s design decision process, and formal stockholder outreach efforts will continue on an annual basis.

•2021 Short-Term Incentive Plan Design

In light of the continued uncertainty caused by the COVID-19 pandemic, including ongoing or new capacity restrictions by local governments, the Compensation Committee elected to implement a qualitative bonus design for the first-half of fiscal 2021, with an intention to implement a formal set of financial and/or strategic goals for the second-half of 2021 mid-year once a clearer view of the recovery can be established. The Compensation Committee’s qualitative review of the first-half will be based on the Company’s performance in navigating and recovering from the COVID-19 pandemic as quickly as possible, the Company’s relative performance on year-over-year comparable sales growth when compared to casual dining competitors and the Company’s progress on continued sustainable savings targets set for 2021. With unpredictable factors hindering the ability to forecast traditional financial goals for the first-half of 2021, the Compensation Committee elected to reward Company leaders for delivering on those goals most directly within their control, with a strong emphasis on relative performance as compared to key competitors. The first-half bonus will be capped at target (100%), and the payout opportunity for the second-half of the year will be determined mid-year when those goals are approved. This approach will ensure that incentive goals directly align to the most critical and timely goals for the business in light of the abnormal external impacts.

•2021 Long-Term Incentive Plan Design

With its continued focus on enhancing pay-for-performance design in response to investor feedback, in February 2021 the Compensation Committee approved the introduction of a Relative Total Shareholder Return (“Relative TSR”) modifier to adjust the final payout outcomes of newly granted PSU awards, commencing with the February 22, 2021 grant. While the underlying Adjusted EPS performance metric is maintained to continue the core focus to grow earnings, final PSU award payouts will be subject to the Relative TSR modifier, which is based on the Company’s Total Shareholder Return compared to the S&P 1500 Restaurants index (currently comprising 23 casual dining and fast casual brands). This modifier can have a neutral, positive or negative impact on the final payout of PSU awards and demonstrates a further commitment to align pay outcomes with the stockholder experience.

•Other NEO Compensation Changes for 2021

The Compensation Committee recognizes that the loss of key talent is an ongoing risk, especially in light of our industry being so heavily affected by COVID-19. After a careful analysis of market data and individual performance, the following compensation changes were approved effective February 22, 2021. These actions (other than the salary increase for Ms. Lefferts) were disclosed in our Form 10-K filed February 24, 2021.

When granting the 2021 long-term incentive awards, the Committee approved a one-time enhancement to the value of Mr. Deno’s award, delivered in the form of performance-based PSUs (design described above) with a grant date value of $1,000,000. The Committee’s decision was informed by the fact that Mr. Deno’s compensation is currently positioned below the 25th percentile of the peer group, his strong leadership and stability through the pandemic, the fact that he had not had an increase in LTI value since taking the role of CEO, and the critical nature of his role in driving the Company’s transformational strategy.

Additionally, the Compensation Committee enhanced the ongoing compensation levels for both Mr. Meyer and Ms. Lefferts in light of having target compensation levels near or below the 25th percentile of their respective market benchmarks and the criticality of their roles at the Company.

•Mr. Meyer’s annual base salary was increased to $525,000 and target annual incentive compensation of $525,000 (100% of salary), each of which will be prorated for 2021. As EVP, Chief Financial Officer, Mr. Meyer also has an annual long-term incentive target of $656,250 (125% of salary).

•Ms. Lefferts’s annual base salary was increased to $500,000 and target annual incentive compensation of $425,000 (85% of salary), each of which will be prorated for 2021. Ms. Lefferts also has an annual long-term incentive target of $500,000 (100% of salary).

No other target compensation changes were approved for our NEOs for 2021.

Executive Compensation Program Philosophy & Principles

Compensation Program Objectives. The Company’s primary objectives for its executive compensation programs are to attract and retain executives, provide a competitive compensation package and motivate and reward a talented, entrepreneurial and creative executive team.

Our methods of achieving these objectives are summarized below:

OBJECTIVES		HOW WE MEET OBJECTIVES
Attract and retain talented executives	•	Provide a competitive total compensation package by taking into account base salary, performance incentives and benefits
Motivate and reward executives	•	Provide a significant portion of each executive’s target total compensation in the form of equity compensation
	•	Balance incentives between equity-based and cash-based compensation to support a high-performing culture
Provide a competitive compensation package	•	Benchmark our compensation against competitors and peer group
	•	Target competitive positioning to align with industry
Ensure internal equity among executives	•	Adjust compensation based on review of job responsibilities and individual performance in addition to market data
Align management and stockholder interests	•	Provide compensation based on short-term and long-term performance objectives
Pay for performance	•	Provide the majority of executive pay in variable, “at-risk” incentive awards - approximately 85% and 67.5% of targeted compensation in 2020 for our CEO and other NEOs, respectively, to ensure that realized pay is tied to attainment of significant short-term and long-term operating goals

Governance Best Practices. We seek to ensure that our executive compensation programs are closely aligned with the interests of our stockholders by following these executive compensation best practices:

	WHAT WE DO		WHAT WE DO NOT DO
✓	Design an executive compensation program to mitigate undue risk and conduct annual reviews to assess risk of our compensation programs	✗	Permit executives and directors to hold our stock in a margin account, pledge our stock as collateral for loans or engage in speculative transactions involving our stock, including hedging
✓	Award annual incentive compensation subject to achievement of objective and pre-established performance goals tied to operational and strategic objectives	✗	Perform stock option re-pricing without stockholder approval
✓	Benchmark executive officer compensation around the market median on all elements of target compensation against a relevant peer group	✗	Provide cash buyouts for underwater stock options or stock appreciation rights without stockholder approval
✓	Include double trigger change in control vesting provisions for equity awards	✗	Provide cash compensation upon death or disability
✓	Engage an independent compensation consultant that reports directly to the Compensation Committee	✗	Pay dividends on any unvested stock options, stock appreciation rights, restricted stock units or unearned performance-based equity awards
✓	Use a compensation recovery (“clawback”) policy for the CEO, certain officers and other key employees that applies to cash and equity compensation	✗	Provide excise tax gross-ups upon change in control
✓	Require stock ownership and retention values that align the interests of our executive officers and other key employees with the long-term interests of our stockholders	✗	Provide excessive perquisites

Compensation Program Structure

Performance-Based Overall Total Compensation Mix. Our compensation program for 2020 consisted of three primary elements and other secondary benefits:

	COMPENSATION ELEMENT	DESCRIPTION
Primary Elements	Base salary	Fixed cash compensation designed to provide appropriate, Competitive Market-based predictable compensation
Determined and reviewed annually by the Compensation Committee with input from the compensation consultant, CEO (for other officers) and the Company’s human resources management
	Performance-based cash incentives	Variable cash compensation based on pre-established performance goals measured against Compensation Committee-approved annual targets and individual performance
Target values based on Competitive Market data
	Long-term equity incentive awards	Variable compensation distributed in the form of PSUs (67%) and RSUs (33%)
PSUs cliff vest after three years based on achievement of performance goals
RSUs vest ratably over three years
Target values based on Competitive Market data
Secondary Benefits	Other benefits and perquisites	Medical, dental and vision insurance coverage, as well as life insurance and disability protection
Deferred compensation plan to allow efficient personal tax planning
Relocation assistance for certain newly-hired executives
	Change in control and termination benefits	Provides the CEO, NEOs and other Company executives benefits payable upon specified employment termination events as described in the Change in Control policy, employment agreement or offer of employment

In allocating compensation among the various compensation elements, we provide equitable and competitive levels of fixed compensation (base salary and benefits) while emphasizing performance-based compensation that is dependent on our overall Company performance along with individual performance. Long-term equity incentives comprise the largest share of total compensation and provide an important connection to stockholder interests. We do not target a specific percentage for each element of compensation relative to total compensation. Our target compensation mix results from placing a greater emphasis on variable compensation and targeting around the market median on all elements of target compensation.

The charts below show the annualized target compensation mix for the current CEO and the average annualized target compensation mix for the other NEOs. Data shown excludes a temporary salary reduction Mr. Deno agreed to take for approximately 13 weeks during 2020.

CEO Target Compensation Mix

15.0%
24.0%
61.0%
Base Salary
Short Term Incentives
Long Term Incentives

NEO Target Compensation Mix
32.5%
30.7%
36.8%
Base Salary
Short Term Incentives
Long Term Incentives

85% of CEO compensation is at-risk.             67.5% of average NEO compensation is at-risk.

Base Salary Design. Base salaries reflect demonstrated experience, skills and competencies, as well as Competitive Market value. Base salary levels of our executive officers may be increased by the Compensation Committee as part of the annual performance review process, upon an executive officer’s promotion, change in job responsibilities or to address internal or external equity, as recommended by management.

With the exception of Mr. Scarlett’s promotion, all NEOs’ salaries remained unchanged for 2020.

Base salaries of the NEOs are listed in the table below:

NAMED EXECUTIVE OFFICER	ANNUAL BASE SALARY	CHANGE DURING 2020 DUE TO CHANGE IN POSITION
David J. Deno (1)	$900,000	$—
Christopher A. Meyer	425,000	—
Gregg D. Scarlett (2)	675,000	115,000
Michael L. Stutts	500,000	—
Kelly M. Lefferts	425,000	—
Donagh M. Herlihy (3)	540,000	—
__________________
(1)Mr. Deno’s base salary is shown without regard to a temporary salary reduction he agreed to take for approximately 13 weeks during 2020 due to the severe business impact of the COVID-19 pandemic.
(2)Mr. Scarlett was promoted to Executive Vice President, Chief Operating Officer, Casual Dining Restaurants effective February 14, 2020.
(3)Mr. Herlihy departed from the Company on January 26, 2020.

Performance-Based Short-Term Incentive Plan. Cash incentives are awarded to our executive officers under our performance-based short-term incentive plan (the “STIP”). The STIP is designed to place a significant portion of each NEO’s compensation at-risk, with payouts dependent on the Company’s financial performance and the NEO’s individual performance. These awards (the “2020 Corporate STIP”) are payable based on the achievement of the Company’s annual financial objectives measured against our internal operating plan and individual achievement of performance goals.

In response to investor feedback, in February 2020 the Committee approved changes to the STIP that included removing EPS, adding strategic priorities (Restaurant Support Center Savings) and increasing the weighting of operating income margin percent. The original performance metrics consisted of 40% Revenue Growth, 40% Operating Income Margin and 20% Restaurant Support Center Savings.

As described at the beginning of this CD&A, COVID-19 impacted nearly every aspect of the casual dining business. In light of these market forces, management’s focus shifted from the goals set out at the beginning of 2020 towards improving comparable sales and cost savings. Further, new operating priorities related to comparable sales and immediate cost savings became critical to enabling the Company to endure during the unprecedented challenges presented by the pandemic. In June 2020, the Compensation Committee determined that the metrics that were established in February 2020 were no longer reflective of our business priorities in the pandemic-impacted operating environment and the Company had withdrawn it’s February 2020 guidance in March 2020. As a result of the restaurant closures and limited capacities, the Company was no longer able to achieve the Revenue Growth and Operating Income Margin goals of +1.9% and +5.63% respectively, and there would have been no payout with respect to these metrics. In order to strengthen alignment of our compensation programs with our strategic imperatives, the Compensation Committee determined to realign the 2020 Corporate STIP to put the Company on a path towards accelerated recovery.

The realigned bonus program incorporated a shift away from revenue and operating income margin towards Gap-to-Knapp, which became a key strategic objective in light of the pandemic. The Committee maintained the use of Restaurant Support Center Savings, including the same target amount, in the bonus plan given its key relevance to management in navigating the impact of COVID-19 on our business. In recognition of the pandemic environment and the mid-year recalibration, the Committee reduced the target opportunity from 100% to 60% and maximum payout opportunity from 200% to 100%.

			PAYOUT RANGE
	WEIGHTINGS/METRICS	TIME PERIOD	THRESHOLD	TARGET	MAX
Original	• 40% Revenue Growth	• January 1, 2020 to December 27, 2020	1%	100%	200%
	• 40% Operating Income Margin
	• 20% Restaurant Support Center Savings
Revised	• 67% Gap-to-Knapp (1)	• June 29, 2020 to December 27, 2020	—%	60%	100%
	• 33% Restaurant Support Center Savings (2)	• January 1, 2020 to December 27, 2020
__________________
(1)“Gap-to-Knapp” reflects relative performance of year-over-year comparable sales to casual dining peers and the target payout is +100 basis points.
(2)The target amount for the Restaurant Support Center Savings is $18.0 million.

The NEO’s annual STIP targets, measured as a percentage of base salary, are established in each executive officer’s employment agreement or offer of employment and may be increased by the Compensation Committee from time to time. The 2020 Corporate STIP target payout amounts for each NEO, as a percentage of his or her base salary were as follows:

NAMED EXECUTIVE OFFICER	2020 ANNUAL PERFORMANCE-BASED CASH INCENTIVE TARGET, AS A PERCENTAGE OF BASE SALARY	CHANGE FROM 2019 AS A PERCENTAGE OF BASE SALARY DUE TO CHANGE IN POSITION
Mr. Deno	150%	—%
Mr. Meyer	85%	—%
Mr. Scarlett (1)	120%	35%
Mr. Stutts	85%	—%
Ms. Lefferts	85%	—%
__________________
(1)Mr. Scarlett had his incentive target adjusted upon his promotion to Executive Vice President, Chief Operating Officer, Casual Dining Restaurants effective February 14, 2020; his award payments were pro-rated to reflect the percentage applicable to the period prior to their appointment date.

Despite the challenges the pandemic levied on our business, management’s swift action and decisions made by the Compensation Committee allowed us to best leverage our capabilities and end 2020 in a strong position for future growth. We outperformed our casual dining competitors on year-over-year comparable sales by 690 basis points during the second half of 2020 and achieved $23.1 million in Restaurant Support Center Overhead savings, well in excess of the $18.0 million target originally set by the Compensation Committee in February 2020. The financial performance achieved under the 2020 Corporate STIP combined with the respective individual performance resulted in the following performance-based cash incentives:

NAMED EXECUTIVE OFFICER	STIP PERFORMANCE PAYOUT	ACHIEVEMENT AS % OF STIP TARGET	ACHIEVEMENT AS % of BASE SALARY
Mr. Deno (1)	1,271,700	94%	141%
Mr. Meyer	340,298	94%	80%
Mr. Scarlett (2)	721,876	94%	109%
Mr. Stutts	400,350	94%	80%
Ms. Lefferts	340,298	94%	80%
__________________
(1)Mr. Deno agreed to a temporary salary reduction for approximately 13 weeks during 2020 that did not affect his STIP target basis; achievement is expressed as a percentage of his unreduced base salary of $900,000.
(2)Payout amounts above for Mr. Scarlett are prorated based on changes to his position, salary, and bonus target during the fiscal year.

Management believes the changes to the short-term Incentive Plan were instrumental in navigating the crisis and beginning business recovery during the second half of 2020.

Performance-based cash incentives earned by the NEOs under the 2020 STIP are reflected in the “—Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation.” Threshold, target and maximum payments for the NEOs under the 2020 STIP are reflected in “—Grants of Plan-Based Awards for Fiscal 2020.”

Performance-Based Long-Term Incentive (“LTI”) Program. LTI awards are designed to align a significant portion of total compensation with long-term stockholder value creation. These equity awards are designed to reward longer-term performance, facilitate equity ownership, deter outside recruitment of our key personnel and further align the interests of our executive officers with those of our stockholders. Equity awards have generally been limited to our executive officers and other key employees who are in a position to contribute substantially to our growth and success.

•2020 LTI Awards

Based on the recommendation of the Compensation Committee, the Board of Directors approved LTI grants in February 2020 to our executive officers under the 2016 Equity Plan consisting of 67% PSUs and 33% RSUs.

MEASURE	PERFORMANCE SHARE UNITS (“PSUs”)	RESTRICTED STOCK UNITS (“RSUs”)
WEIGHTING	67%	33%
PURPOSE	PSUs align our executives with stockholders by encouraging executives to have a longer-term perspective with respect to driving sustainable performance, rather than taking risks for short-term pay-off.	RSUs provide our key executives with meaningful retentive value.
DESIGN	The 2020 PSUs have a cumulative three-year performance period, with cliff vesting at the end of the period, contingent upon meeting performance objectives and continued employment. The number of units earned varies to the extent the performance targets are achieved over the period, ranging from 1% for threshold achievement to 200% for maximum achievement. In consideration of market uncertainty, the payout range was widened so that the maximum payout was harder to achieve, and the minimum payout was reduced for achievement of a slightly lower threshold goal. The PSUs are distributed upon the Compensation Committee certifying that the performance metrics have been attained and making a recommendation of payment that is approved by the Board.	The 2020 RSUs vest one-third per year over three years.

Management and the Compensation Committee review the performance target for the PSUs each year as part of the LTI review process to ensure the goals drive desired behaviors and business decisions. For 2020, Adjusted EPS growth was chosen as the PSU performance measure in order to continue to encourage executives to successfully balance profit maximization and the efficient use of capital. The following table shows the percentage of PSUs that may be earned under the 2020 PSU award based on the average annual percentage growth of the Company’s Adjusted EPS over the 2020-2022 performance period:

PERFORMANCE MEASURE	PERFORMANCE MEASURES AND TARGETS
	THRESHOLD (1% of shares are earned)	TARGET (100% of shares are earned)	MAXIMUM (200% of shares are earned)
2020-2022 Average Annual Adjusted EPS Growth (1)	5%	14%	20%
__________________
(1)The baseline Adjusted EPS used to measure such growth is $1.54.

•Previously Awarded PSUs

2018 PSU Award. LTI grants made in 2018 for the 2018-2020 performance period utilized a cumulative three-year performance period. Average Annual Adjusted EPS growth relative to 2018 Adjusted EPS, as defined under the Company’s 2018 award agreements was the performance metric for the 2018 PSU award. The Adjusted EPS calculation for LTI purposes is similar to the non-GAAP Adjusted EPS that we use in our presentations with stockholders, adjusted to exclude the impact of certain items that are not reflective of our business operations. The following table shows the percentage of PSUs earned under the 2018 PSU award and the applicable performance measures:

PERFORMANCE MEASURE	PERFORMANCE MEASURES AND TARGETS			ACTUAL RESULTS	PERCENTAGE OF PSUs EARNED 2018-2020
	THRESHOLD (50% of shares are earned)	TARGET (100% of shares are earned)	MAXIMUM (200% of shares are earned)
2018-2020 Average Annual Adjusted EPS Growth (2018 grant) (1)	5%	8%	13%	Tracked to Maximum Payout Prior to COVID-19 — Below Threshold Due to COVID-19	133.33% Inclusive of Compensation Committee Adjustment
__________________
(1)Adjusted EPS as defined for this grant excludes the impact of certain items that are not reflective of our business operations.

As previously stated, the Compensation Committee did not make any modifications to previously granted LTI awards or adjust PSU payout scales in light of the onset of COVID-19. However, consistent with its philosophy to neither penalize nor benefit leadership for external factors beyond its influence or control, the Compensation Committee adjusted the final 2018 PSU outcome to mitigate the severe impact of the COVID-19 pandemic on our Adjusted EPS performance. The 2018 PSU award agreements permitted the Compensation Committee to adjust final payout outcomes based on “unusual, infrequently occurring, extraordinary or non-operating items” and in its determination, the effect of COVID-19 qualified for such consideration.

The Compensation Committee and the Board recognized the critical and timely actions by leadership to navigate the Company through the current crisis. The Committee also recognized that the Company was on track to earn a 200% of target payout for 2018-2019 performance but the COVID-19 pandemic caused a drop in 2020 EPS, which took the calculated payout to 0%. In order to achieve a balanced approach, the Compensation Committee measured the first two years of performance, which were trending at 200% of target payout, and measured 2020 at 0% of target, resulting in a blended outcome of 133% of target (i.e., 200% x 2/3rds + 0% x 1/3rd = 133%). This outcome provided a balanced approach to recognize strong 2018-2019 performance, to retain key talent amidst attrition to other less volatile industries and to recognize the reality of the state of the business in light of the COVID-19 pandemic.

•Administering LTI Awards

In May 2020, the Company’s stockholders adopted the 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”) to replace our 2016 Equity Incentive Plan (the “2016 Plan”). The purpose of the 2020 Plan is to promote the interests of our Company and its stockholders by (1) providing a means for our Company to attract and retain talented individuals; (2) encouraging the profitability and growth of our Company through annual and long-term incentives that are consistent with our goals and link a significant portion of compensation to the value of our common stock; and (3) providing incentives that will align the interests of our employees, consultants and directors with those of our stockholders. This plan was in effect for awards issued beginning in May 2020.

The Company also has an Equity Award Policy that prohibits granting equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates. Because the Company believes equity awards are an important part of our compensation program, we grant equity awards on an annual basis to key employees, including our executive officers. Annual equity awards must be approved by the Compensation Committee (or the Board) and granted following the second business day after the announcement of earnings for the fiscal year. This policy exists so the Company can issue our annual equity award grants during the time when potential material information regarding our financial performance is most likely to be available to the market. The Compensation Committee approves new-hire, promotion and retention equity awards for NEOs, as well as other executive officers, and has delegated the authority to the Equity Award Committee to approve all other “off-cycle” new-hire, promotion and retention equity awards.

Program Governance

Compensation Peer Group and Competitive Market Information. The Compensation Committee utilizes a compensation peer group of certain consumer discretionary companies to evaluate executive officer compensation levels and to benchmark our executive compensation design and governance features. The Compensation Committee reviews the peer group on an annual basis to ensure the peer group includes companies with certain attributes. These attributes include: companies with comparable size (based on revenue, market capitalization and other relevant metrics), companies that maintain strong consumer brands and/or have multiple consumer brands in their portfolios, companies that have an entrepreneurial culture, companies that are globally positioned and companies that compete with us for executive talent.

For 2020, the peer group data compiled by the independent compensation consultant, FW Cook, was used to establish market consensus information (the “Competitive Market”) against which the Compensation Committee assessed our compensation elements. The Compensation Committee also periodically reviews other benchmarking data as presented by FW Cook and the Company’s human resources management, such as peer equity vesting practices, the prevalence of performance metrics among peer companies, types of equity vehicles used by peer companies and equity burn rates and overhang.

The peer group used for 2020 compensation benchmarking consisted of the following 18 companies:

COMPENSATION PEER GROUP COMPANIES
Brinker International, Inc.	Foot Locker, Inc.	Texas Roadhouse, Inc.
Chipotle Mexican Grill, Inc.	Hyatt Hotels Corporation	The Cheesecake Factory Incorporated
Cracker Barrel Old Country Store, Inc.	Jack in the Box Inc.	The Wendy’s Company
Darden Restaurants, Inc.	MGM Resorts International	Williams-Sonoma Inc.
Dine Brands Global	Norwegian Cruise Line Holdings	Wyndham Worldwide Corporation
Domino’s Pizza	Royal Caribbean Cruises Ltd.	YUM! Brands, Inc.
In July 2020, the Compensation Committee reviewed the peer group to be used for 2021 and made no changes.

Our executive compensation program is designed to provide the Compensation Committee flexibility to set compensation in the Competitive Market ranges shown below for each element of compensation. Compensation for each individual may be below or above the targeted competitive positioning based on several factors, including performance of the business, the individual’s skill set relative to industry peers, overall experience and time in the position, critical nature of the individual’s role, difficulty of replacement, expected future contributions, readiness for promotion to a higher level and role relative to that of other executive officers and other business factors. The Compensation Committee does not set a specific position relative to the market for indirect compensation, such as benefits and perquisites.

In assessing the target range for compensation relative to the market, the Compensation Committee targets around the Competitive Market Median for all elements of target direct compensation.

COMPENSATION ELEMENT	TARGETED RANGE
Base Salary	Competitive Market Median for all Elements of Target Compensation (+/-)
Short-Term Incentives
Target Total Cash
Long-Term Incentives
Target Total Compensation

Role of the Compensation Committee. Our Compensation Committee oversees our executive compensation program and, in some cases, together with the Board of Directors:

•Approves the type and amount of compensation paid to our CEO and other executive officers

•Approves agreements with our executive officers

•Provides oversight to our equity compensation plan

•Meets periodically and monitors our compensation arrangements and objectives

The Compensation Committee considers the Competitive Market data provided by FW Cook and the Company’s human resources management team, as well as recommendations from broader management, to evaluate the appropriateness and competitive positioning of the CEO and each other NEO’s total compensation and compensation elements. The Compensation Committee reviews and approves the compensation of the CEO, based in part on the CEO’s performance review as assessed by the full Board of Directors.

Our executive officers have employment agreements or offers of employment that establish, among other things, the executive’s base salary and target bonus, measured as a percentage of base salary, as well as benefits upon a termination of employment and/or a change in control of the Company. Our Compensation Committee’s approval of equity awards to our executive officers qualifies these awards as exempt awards under Rule 16b-3 under the Exchange Act.

Role of Independent Compensation Consultant. The Compensation Committee has engaged FW Cook to serve as its independent compensation consultant since 2013. FW Cook’s responsibilities include, but are not limited to, providing compensation market data, advising on trends and developments in executive compensation, periodically reviewing the design of the executive compensation program, providing independent analysis of CEO compensation and providing advice to the Compensation Committee and its Chair, as requested. The Compensation Committee has directly engaged and has the sole authority to hire and terminate FW Cook. FW Cook attends Compensation Committee meetings and, on occasion, obtains information and input from management to ensure that its recommendations are consistent with Bloomin’ Brands’ strategy and culture. The Company does not engage FW Cook for any other unrelated consulting or services.

Role of Chief Executive Officer in Compensation Decisions. The Compensation Committee considers the recommendations of the CEO with respect to salary adjustments, annual cash incentive bonus targets and awards and equity incentive awards for our other executive officers. In addition, the CEO provides input to the Compensation Committee on the design of incentive compensation and other employee benefit plans to ensure alignment with the Company’s business strategies and goals.

Our CEO reviews performance objectives with the Compensation Committee, including financial objectives and non-financial objectives for strategic business and human capital priorities. The Compensation Committee meets in executive session with and without its compensation consultant to review and discuss the performance and compensation of the CEO. The CEO does not participate in determinations or recommendations regarding his own compensation.

Other Policies and Practices Related to Executive Compensation

Compensation Recovery (“Clawback”). We have a Compensation Recovery Policy pursuant to which the CEO, certain officers who report directly to the CEO and key employees designated by the Board will be required to return incentive compensation paid to them if the financial results upon which the awards were based are restated and republished under applicable securities laws, excluding any restatement required due to changes in accounting rules or standards or changes in applicable law (a “Material Financial Restatement”).

At the Board’s discretion, we can recover all or a portion of any cash or equity-based compensation to the extent that it is paid, earned or vests less than three years prior to the date we publicly disclose the need for the applicable Material Financial Restatement.

We believe our Compensation Recovery Policy is sufficiently broad to reduce the potential risk that the CEO, certain officers or key employees would intentionally misstate results in order to benefit under an incentive program and provides the opportunity for recoupment of compensation that should not have been rewarded.

Stock Ownership Guidelines. To further strengthen the link between executive and stockholder interests, we have a Stock Ownership Guidelines Policy for directors, executive officers and other executive leadership team members who are eligible to receive long-term incentive awards. The target level of ownership of our common stock is established as a multiple of base salary or annual retainer, as applicable.

POSITION	TARGET OWNERSHIP
Non-Employee Directors	5x Annual Retainer
Chief Executive Officer	5x Base Salary
Executive Officers	3x Base Salary
Other Executive Leadership Team Members Not Listed Above	1x Base Salary

Each individual subject to the Stock Ownership Guidelines Policy is expected to achieve the ownership target within five years from the date on which the individual became subject to the guidelines. For executive officers appointed prior to December 17, 2014, the ownership requirement was met prior to December 17, 2019. For executive officers appointed after December 17, 2014, the ownership requirement must be met by the fifth anniversary of the date they were first appointed an executive officer. All executive officers have achieved their requirement or are on track to achieve their requirement prior to their respective deadline. Shares that count toward the target ownership amount include common stock directly or indirectly owned, estimated after-tax value of unvested, time-based RSUs and estimated after-tax, in-the-money value of vested stock options. Unvested stock options, out-of-the-money stock options and unearned PSUs do not count toward the target ownership amount. While the employee is not in compliance with his or her ownership requirement, the employee must retain 50% of the net after-tax shares received from the vesting or exercise of his or her LTI shares. Notwithstanding this restriction, employees may immediately sell Company stock acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax liability.

    Insider Trading Policy - Prohibitions on Hedging and Pledging. Under our Insider Trading Policy, our directors and executive officers are prohibited from engaging in short sales or investing in other kinds of hedging transactions or financial instruments that are designed to hedge or offset any decrease in the market value of our securities. In addition, our directors and executive officers are prohibited from holding our securities in a margin account and from pledging our securities as collateral for a loan. Our policy is not intended to prohibit diversification transactions or broad-based index transactions.

    Other Benefits and Perquisites. The NEOs are each entitled to receive certain perquisites and benefits under the terms of their employment agreements and offers of employment. We believe these benefits are reasonable and consistent with our overall compensation program and better enable us to attract and retain qualified employees for key positions. Such benefits include life insurance, medical insurance and annual physical examinations. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to the NEOs.

We offer a deferred compensation plan for our highly compensated employees who are not eligible to participate in our 401(k) plan. The deferred compensation plan allows highly compensated employees to contribute from 5% to 90% of their base salary and from 5% to 100% of their cash bonus on a pre-tax basis to an investment account consisting of various investment fund options. The plan permits us to make a discretionary contribution to the plan on behalf of an eligible employee periodically; however, we have not made any discretionary contributions to date. In the event of the employee’s termination of employment, the employee is entitled to receive the full balance in the account in a single lump sum or in equal annual installments over a specified period of two to 15 years. If the employee becomes disabled or dies before any deferred amounts are paid out under the plan, we will pay to the employee (or the employee’s beneficiary if applicable) the full balance in the account in a single lump sum. If the employee’s employment terminates due to death or disability after he or she begins receiving payments, the remaining installment payments will be paid in installment payments as such payments come due.

The amounts attributable to perquisites and other benefits provided to the NEOs are reflected in the “—Summary Compensation Table” under the heading “All Other Compensation.”

    Change in Control and Termination Benefits. Each employment agreement or offer of employment and our equity award plans and agreements establish, among other things, the executive’s benefits upon a termination of employment and/or a change in control. For a summary of these arrangements, see “—Potential Payments Upon Termination or Change in Control.”

In addition, the Board of Directors adopted an Executive Change in Control Plan (the “Change in Control Plan”), which entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment upon or within the 24 months following certain change-in-control events. The payments and benefits will be reduced by the amount of any severance or similar payments or benefits under an employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants, and the other terms and conditions of the Change in Control Plan. These benefits are described in more detail under “—Potential Payments Upon Termination or Change in Control” below.

The Compensation Committee considers these severance and change in control benefits to be an important part of the executive compensation program and consistent with Competitive Market practice. The Compensation Committee believes that providing appropriate severance benefits helps to attract and retain highly-qualified executives by mitigating the risks associated with leaving a previous employer and accepting a new position with the Company, and by providing income continuity following an unexpected termination. Furthermore, these severance benefits provide the executive officers with a reasonable range of income protection in the event of a qualifying employment termination and, following a change in control, support our executive retention goals and encourage their independence and objectivity in considering potential change-in-control transactions. These arrangements also allow the Company to protect its interests through corresponding confidentiality, non-competition and other restrictive covenants in the event of an executive’s termination.

Tax and Accounting Implications. In making decisions about executive compensation, the Compensation Committee took into account certain tax and accounting considerations, including Sections 162(m), 409A and 280G of the Internal Revenue Code. Additionally, we account for stock-based payments in accordance with the requirements of FASB ASC Topic No. 718, “Compensation-Stock Compensation.” Until 2018, performance-based compensation was exempt from the $1 million tax deductibility limit for compensation paid to covered executives under Internal Revenue Code Section 162(m). Although the Compensation Committee will consider the tax impact of compensation to our covered executives and to the Company when designing our compensation programs, non-deductible compensation will be paid to covered executives when our Compensation Committee determines that providing such compensation is appropriate to attract and retain executive talent or is otherwise in the best interests of the Company.
Our Compensation Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee
David R. Fitzjohn, Chair
Wendy A. Beck
R. Michael Mohan

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Fitzjohn and Mohan and Ms. Beck, all of whom are Independent Directors.

Compensation-Related Risk

As part of its oversight and administration of our compensation programs, the Compensation Committee considered the impact of our compensation policies and programs for our executive officers, to determine whether they present a significant risk to the Company or encourage excessive risk taking by our executive officers. Based on an assessment performed by its independent compensation consultant FW Cook, the Compensation Committee concluded that our compensation programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table summarizes compensation earned by our NEOs for fiscal 2020:

NAMED EXECUTIVE OFFICER		SALARY	BONUS	STOCK AWARDS	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION
	YEAR	(1)	(2)	(3)	(4)	(5)	(6)	TOTAL
David J. Deno	2020	$695,597	$—	$3,600,036	$—	$1,271,700	$9,651	$5,576,984
Chief Executive Officer	2019	837,500	—	4,182,526	1,792,503	1,162,131	6,199	7,980,859
	2018	650,000	—	728,005	312,007	692,835	8,089	2,390,936
Christopher Meyer	2020	425,000	—	595,026	—	340,298	949	1,361,273
Executive Vice President,	2019	412,500	—	1,023,781	438,750	456,015	5,630	2,336,676
Chief Financial Officer
Gregg D. Scarlett (7)	2020	659,962	—	2,077,889	312,000	721,876	3,157	3,774,884
Executive Vice President,	2019	560,000	2,500	630,009	270,002	673,064	2,632	2,138,207
Chief Operating Officer, Casual	2018	560,000	—	627,219	268,801	705,432	7,058	2,168,510
Dining Restaurants
Michael L. Stutts	2020	500,000	—	750,002	—	400,350	2,381	1,652,733
Executive Vice President,	2019	288,462	—	858,500	234,000	297,173	30,954	1,709,089
Chief Customer Officer
Kelly M. Lefferts	2020	425,000	—	595,026	—	340,298	6,674	1,366,998
Executive Vice President,	2019	375,500	—	824,717	42,303	409,905	1,748	1,654,173
Chief Legal Officer
Donagh M. Herlihy (8)	2020	41,538	—	—	—	—	1,530,847	1,572,385
Former Executive Vice President,	2019	540,000	—	378,021	162,000	—	6,349	1,086,370
Chief Information Officer	2018	540,000	—	378,031	162,005	523,260	5,972	1,609,268
_________________
(1)The base salary amounts shown represent all salary received during the applicable fiscal year. Salaries are paid on a bi-weekly basis. The base salary amount for Mr. Deno reflects a temporary salary reduction commencing April 6, 2020 and concluding June 28, 2020 due to the adverse business impacts of the COVID-19 pandemic. During this period Mr. Deno elected to forgo all base salary in excess of the amount necessary to cover his required contributions related to his employment benefits and payroll taxes. The base salary amount for Mr. Herlihy is prorated based on his departure date January 26, 2020.
(2)Mr. Scarlett was issued a one-time $2,500 bonus in 2019 under the Company’s service anniversary program applicable to all employees.
(3)The amounts reported for stock awards represent the aggregate grant date fair value of RSUs and PSUs. The aggregate grant date value of the RSUs was computed in accordance with FASB ASC Topic No. 718 (“ASC 718”), based on the market value of the underlying shares on the date of grant. PSU awards pay out at a range of 0% to a maximum of 200% of their targets based on the following performance measures: 1% for threshold, 100% for target and 200% for maximum. For 2020, the PSU amounts reported represent the aggregate grant date fair value of the 2020 award based on the probable attainment of the performance measures as of the grant date (assumed to be 100% for target) in accordance with ASC 718. The aggregate grant date fair value of the 2020 PSUs assuming achievement of the maximum performance level of 200% would be: Mr. Deno, $4,800,035; Mr. Meyer, $793,368; Mr. Scarlett, $1,134,700; Mr. Stutts, $1,000,002; and Ms. Lefferts, $793,368. For 2018 and 2019, the PSU amounts reported include the aggregate grant date fair value of the PSUs assuming achievement at Target performance level of 100%. See “—Compensation Discussion and Analysis” under the heading “Long-Term Incentive Equity Awards” for a description of the RSU and PSU terms. See also Note 7, “Stock-based and Deferred Compensation Plans,” of the notes to consolidated financial statements in Item 8 of our Annual Report on Form 10-K for additional information regarding these awards.
(4)The amounts for option awards represent the aggregate grant date fair value of stock option awards computed in accordance with ASC 718. The stock option awards were valued at fair value on the grant date using the Black-Scholes option pricing model. See Note 7, “Stock-based and Deferred Compensation Plans,” in the notes to consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 27, 2020 for the assumptions made to value the stock option awards. Stock Option awards are subject to vesting requirements. See “—Compensation Discussion and Analysis” under the heading “Long-Term Incentive Equity Awards” for a description of the stock option terms.
(5)Non-equity incentive plan compensation represents amounts earned under the performance-based cash incentive plans, or STIPs, established for such years. See “—Compensation Discussion and Analysis” under the heading “Performance-Based Short-Term Incentive Plan” for a description of the STIPs for 2020.
(6)The table set forth below titled “All Other Compensation” provides additional information regarding these amounts.
(7)Mr. Scarlett was promoted to Executive Vice President, Chief Operating Officer, Casual Dining Restaurants on February 14, 2020 and his salary and bonus were prorated for the year based on his compensation levels in effect during the year.
(8)Mr. Herlihy served as the Company’s Executive Vice President and Chief Information Officer until January 26, 2020.

All Other Compensation

The amounts shown for “All Other Compensation” for 2020 include the following:

	LIFE
NAMED EXECUTIVE OFFICER	INSURANCE (1)	OTHER (2)	TOTAL
David J. Deno	$6,732	$2,919	$9,651
Christopher A. Meyer	649	300	949
Gregg D. Scarlett	3,157	—	3,157
Michael L. Stutts (3)	540	1,841	2,381
Kelly M. Lefferts	1,035	5,639	6,674
Donagh M. Herlihy (4)	195	1,530,652	1,530,847
__________________
(1)The amounts shown reflect the imputed income for group term life insurance provided to our executive officers.
(2)The amounts shown in “Other” reflect executive physical fees and where applicable, wellness incentives paid in connection with our executive medical benefits.
(3)The amounts shown in “Other” includes relocation expenses for Mr. Stutts in the amount of $1,393, and related relocation tax assistance provided under the Company’s relocation program in the amount of $448.
(4)The amount shown in “Other” includes a separation payment to Mr. Herlihy of $1,527,205 in connection with his departure from the Company.

Grants of Plan-Based Awards for 2020

The following table summarizes the performance-based cash incentive awards (STIPs) and long-term stock incentive (LTI) awards made during 2020:

											GRANT
								ALL	ALL OTHER		DATE
								OTHER	OPTION		FAIR
		ESTIMATED FUTURE PAYOUTS			ESTIMATED FUTURE PAYOUTS			STOCK	AWARDS:	EXERCISE	VALUE
		UNDER NON-EQUITY			UNDER EQUITY			AWARDS:	NUMBER OF	PRICE	OF
		INCENTIVE			INCENTIVE			NUMBER	SECURITIES	OF	STOCK &
		PLAN AWARDS (1)			PLAN AWARDS (2)			OF	UNDERLYING	OPTION	OPTION
	GRANT	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	SHARES	OPTIONS	AWARDS	AWARDS
NAMED EXECUTIVE OFFICER	DATE	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#)	($/Sh)	($) (3)
David J. Deno
Annual STIP Bonus		8,100	810,000	1,350,000	—	—	—	—	—	—	—
Annual PSU Grant	2/20/2020	—	—	—	1,161	116,055	232,110	—	—	—	2,400,017
Annual RSU Grant (4)	2/20/2020	—	—	—	—	—	—	58,028	—	—	1,200,019
Christopher A. Meyer
Annual STIP Bonus		2,168	216,750	361,250	—	—	—	—	—	—	—
Annual PSU Grant	2/20/2020	—	—	—	192	19,182	38,364	—	—	—	396,684
Annual RSU Grant (4)	2/20/2020	—	—	—	—	—	—	9,591	—	—	198,342
Gregg D. Scarlett
Annual STIP Bonus		4,598	459,794	766,323	—	—	—	—	—	—	—
Annual PSU Grant	2/20/2020	—	—	—	226	22,567	45,134	—	—	—	466,686
Annual RSU Grant (4)	2/20/2020	—	—	—	—	—	—	11,284	—	—	233,353
Promotion PSU Grant	3/2/2020	—	—	—	350	35,000	70,000	—	—	—	567,350
Promotion Option Grant (4)	3/2/2020	—	—	—	—	—	—	—	100,000	18.45	312,000
Promotion RSU Grant (4)	3/2/2020	—	—	—	—	—	—	50,000	—	—	810,500
Michael L. Stutts
Annual STIP Bonus		2,550	255,000	425,000	—	—	—	—	—	—	—
Annual PSU Grant	2/20/2020	—	—	—	242	24,178	48,356	—	—	—	500,001
Annual RSU Grant (4)	2/20/2020	—	—	—	—	—	—	12,089	—	—	250,001
Kelly M. Lefferts
Annual STIP Bonus		2,168	216,750	361,250	—	—	—	—	—	—	—
Annual PSU Grant	2/20/2020	—	—	—	192	19,182	38,364	—	—	—	396,684
Annual RSU Grant (4)	2/20/2020	—	—	—	—	—	—	9,591	—	—	198,342
Donagh M. Herlihy
Annual STIP Bonus (5)		—	—	—	—	—	—	—	—	—	—
__________________
(1)Amounts represent potential performance-based cash incentive awards under the 2020 Corporate STIP for all NEOs. The minimum award level is 1% of target bonus, the target award level is 60% of target bonus, and the maximum award level for 2020 is 100% of target bonus. Actual payouts are derived using a non-linear scale between such points. Threshold is represented with minimum payout of stipulated plan (of relative year-over-year comparable sales as compared to industry of +100bps for the period June 29, 2020 through December 27, 2020, and Restaurant Support Center Overhead Savings of $18.0 million for fiscal year 2020), but zero payout is possible if threshold performance measures are not met.
(2)Amounts represent potential shares to be issued upon settlement of the aggregate number of PSUs granted in 2020, which vest as to 100% of the shares on the third anniversary of the grant date, contingent upon such executive’s continued employment by us, and the number of shares earned ranges from 0% to 200% based upon the achievement of performance targets set at the beginning of the performance period as follows: 1% for threshold, 100% for target and 200% for maximum. Any portion of the award that is unvested upon termination is generally forfeited, unless the executive meets certain age and service criteria for retirement eligibility. See “—Compensation Discussion and Analysis” under the heading “Long-Term Incentive Equity Awards” for a description of the PSU terms. The executive generally forfeits any portion of the award for which the threshold performance is not achieved. Threshold is represented with minimum payout of stipulated financial plan, but zero payout is possible if threshold performance measure is not met.
(3)We valued the RSU awards, PSU awards and stock option awards in accordance with ASC 718 using the Black-Scholes pricing model for the option awards. See Note 7, “Stock-based and Deferred Compensation Plans,” in the notes to consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 27, 2020, for the assumptions made to value the stock option awards.
(4)Stock option grants and RSU grants each vest as to one-third of the shares on each anniversary of the grant date, contingent upon the individual’s continued employment.
(5)Mr. Herlihy departed from the Company on January 26, 2020, prior to establishment of the STIP for fiscal year 2020.

Outstanding Equity Awards at 2020 Year-End

The following table summarizes outstanding stock options, unvested RSUs and PSU awards for each NEO as of December 27, 2020:

	OPTION AWARDS				STOCK AWARDS (2)
					EQUITY INCENTIVE
					PLAN AWARDS:
			OPTION		UNEARNED SHARES, UNITS,
			EXERCISE		OR RIGHTS THAT HAVE
	NUMBER OF		PRICE		NOT VESTED
	SECURITIES UNDERLYING		PER	OPTION	NUMBER OF	MARKET
	UNEXERCISED OPTIONS (#)		SHARE	EXPIRATION	SHARES	VALUE
NAMED EXECUTIVE OFFICER	EXERCISABLE	UNEXERCISABLE (1)	$	DATE	(#) (1)	$ (3)
David J. Deno
May 7, 2012 (4)	132,084	—	14.58	5/7/2022	—	—
February 26, 2013 (5)	72,551	—	17.40	2/26/2023	—	—
February 27, 2014 (5)	58,800	—	25.32	2/27/2024	—	—
February 26, 2015 (5)	55,760	—	25.36	2/26/2025	—	—
February 25, 2016 (5)	56,577	—	17.15	2/25/2026	—	—
February 24, 2017 (5)(7)	43,440	14,481	17.27	2/24/2027	6,079	115,197
February 23, 2018 (5)(6)(7)	21,458	21,459	24.10	2/23/2028	22,699	430,146
February 19, 2019 (6)(8)(9)	16,781	33,564	21.29	2/19/2029	27,448	520,140
April 1, 2019 (6)(8)(9)	90,252	180,506	20.62	4/1/2029	145,598	2,759,082
February 20, 2020 (6)(9)	—	—	—	—	174,083	3,298,873
Christopher Meyer
February 27, 2014 (5)	3,194	—	25.32	2/27/2024	—	—
February 26, 2015 (5)	6,251	—	25.36	2/26/2025	—	—
February 25, 2016 (5)	4,207	—	17.15	2/25/2026	—	—
February 24, 2017 (5)(7)	4,394	2,197	17.27	2/24/2027	923	17,491
February 23, 2018 (5)(6)(7)	3,611	3,611	24.10	2/23/2028	3,820	72,389
February 19, 2019 (6)(8)(9)	3,227	6,445	21.29	2/19/2029	5,279	100,037
April 1, 2019 (6)(8)(9)	23,014	46,029	20.62	4/1/2029	37,128	703,576
February 20, 2020 (6)(9)	—	—	—	—	28,773	545,248
Gregg D. Scarlett
February 1, 2013 (5)	75,000	—	18.73	2/1/2023	—	—
February 27, 2014 (5)	12,166	—	25.32	2/27/2024	—	—
February 26, 2015 (5)	14,706	—	25.36	2/26/2025	—	—
April 1, 2015 (5)	100,000	—	24.14	4/1/2025	—	—
February 25, 2016 (5)	16,973	—	17.15	2/25/2026	—	—
August 1, 2016 (5)	100,000	—	17.96	8/1/2026	—	—
February 24, 2017 (5)(7)	24,060	12,030	17.27	2/24/2027	5,050	95,698
February 23, 2018 (5)(6)(7)	18,487	18,487	24.10	2/23/2028	19,557	370,605
February 19, 2019 (6)(8)(9)	15,490	30,982	21.29	2/19/2029	25,336	480,117
February 20, 2020 (6)(9)	—	—	—	—	33,851	641,476
March 2, 2020 (6)(8)(9)	—	100,000	18.45	3/2/2030	85,000	1,610,750
Michael L. Stutts
July 1, 2019 (8)(9)	16,666	33,334	18.33	7/1/2029	33,334	631,679
February 20, 2020 (6)(8)(9)	—	—	—	—	36,267	687,260
Kelly M. Lefferts
February 26, 2013 (5)	6,287	—	17.40	2/26/2023	—	—
February 27, 2014 (5)	3,407	—	25.32	2/27/2024	—	—
February 26, 2015 (5)	4,200	—	25.36	2/26/2025	—	—
February 25, 2016 (5)	7,979	—	17.15	2/25/2026	—	—
February 24, 2017 (5)(7)	6,157	2,053	17.27	2/24/2027	862	16,335
February 23, 2018 (5)(6)(7)	2,851	2,852	24.10	2/23/2028	3,017	57,172
February 19, 2019 (6)(8)(9)	2,427	4,854	21.29	2/19/2029	3,970	75,232
June 1, 2019 (9)	—	—	—	—	26,667	505,340
February 20, 2020 (6)(8)(9)	—	—	—	—	28,773	545,248
Donagh M. Herlihy
February 26, 2015 (5)(10)	24,510	—	25.36	1/26/2021	—	—
February 23, 2018 (5)(10)	5,210	—	24.10	1/26/2021	—	—
_________________

(1)Unvested portions of awards are generally forfeited upon termination of employment, unless the executive meets certain age and service criteria for retirement eligibility. See footnote (4) below and “—Potential Payments upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.
(2)All stock options, RSUs and PSUs are granted under a stockholder approved equity incentive plan.
(3)Market value is calculated by multiplying $18.95, which was the closing price per share of our common stock on the NASDAQ Global Select Market on December 24, 2020, the last market day of our fiscal year end, by the number of shares subject to the award.
(4)These represent stock options that remain outstanding from a May 7, 2012 award that fully vested in 2017.
(5)Stock option grants vest as to 25% of the shares on each anniversary of the grant date, contingent on continued employment.
(6)PSU grants vest as to 100% of the shares on the third anniversary of the grant date, contingent on continued employment assuming a payout at target performance. The actual number that may be earned ranges from 0% to 200% based upon the achievement of performance targets for the three-year period set on the grant date, as follows: 1% for threshold, 100% for target and 200% for maximum. See “Compensation Discussion and Analysis” under the heading “Long-Term Incentive Equity Awards” for a description of the PSU terms.
(7)RSU grants vest as to 25% of the shares on each anniversary of the grant date, contingent on continued employment.
(8)Stock option grants vest as to one-third of the shares on each anniversary of the grant date, contingent on continued employment.
(9)RSU grants vest as to one-third of the shares on each anniversary of the grant date, contingent on continued employment.
(10)Mr. Herlihy’s outstanding stock options which were already vested at the time of his termination remained exercisable through January 26, 2021 under the terms and conditions of his Separation Agreement, filed with the SEC as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 29, 2019. These options expired with no value on January 26, 2021. All unvested awards, consisting of 68,470 options, 27,963 RSUs and 24,992 PSUs held by Mr. Herlihy as of January 26, 2020 terminated on such date. Based on the closing price of $21.35 on January 24, 2020, the total value of the forfeited stock options, RSUs and PSUs using target performance for PSUs was $1,230,608.

Option Exercises and Stock Vested for Fiscal 2020

The following table summarizes the exercise of stock options and vesting of PSUs and RSUs held by the NEOs during fiscal 2020:

	OPTION AWARDS		STOCK AWARDS
	NUMBER OF		NUMBER OF
	SHARES	VALUE	SHARES	VALUE
	ACQUIRED	REALIZED	ACQUIRED	REALIZED
	ON EXERCISE	ON EXERCISE	ON VESTING	ON VESTING
NAMED EXECUTIVE OFFICER	(#)	(1)	(#)	(2)
David J. Deno	—	$—	59,824	$1,431,994
Christopher Meyer	—	—	12,828	246,393
Gregg D. Scarlett	—	—	36,803	1,074,141
Michael L. Stutts	—	—	12,607	178,243
Kelly M. Lefferts	—	—	15,647	326,249
Donagh M. Herlihy	78,354	397,134	—	—
_________________
(1)Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)Represents the value realized upon vesting of PSUs and RSUs, based on the market value of the shares on the vesting date. The Company withheld or netted for tax purposes the following number of shares from the distribution of shares upon vesting: Mr. Deno, 27,965; Mr. Meyer, 4,350; Mr. Scarlett, 13,256; Mr. Stutts, 4,059; and Ms. Lefferts; 5,250.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We offer a Deferred Compensation Plan for our highly compensated employees who are not eligible to participate in the OSI Restaurant Partners, LLC Salaried Employees 401(k) Plan and Trust, as described in “–Compensation Discussion and Analysis” under the heading “–Other Benefits and Perquisites.” We do not sponsor any defined benefit pension plans.

The following table summarizes contributions during 2020 to our Deferred Compensation Plan by the only NEOs who participated along with aggregate earnings/losses for the year and the aggregate balance as of December 27, 2020. We did not make any contributions to the plan during 2020. NEOs are fully vested in all contributions to the plan. The amounts listed as executive contributions are included as “Salary” in the “Summary Compensation Table.” The aggregate earnings are not reflected in “Other Compensation” in the “Summary Compensation Table.”

NAMED EXECUTIVE OFFICER	AGGREGATE BALANCE AT DECEMBER 29, 2019	EXECUTIVE CONTRIBUTIONS IN 2020	AGGREGATE EARNINGS IN 2020	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN 2020	AGGREGATE BALANCE AT DECEMBER 27, 2020
Kelly M. Lefferts	$569,377	$25,500	$77,604	$—	$672,481
Donagh M. Herlihy	1,896,833	—	390,499	—	2,287,332

Potential Payments Upon Termination or Change in Control

Each of the NEOs is party to an employment agreement or offer of employment and other arrangements with us, which are summarized below, and may entitle him or her to payments or benefits upon a termination of employment and/or a change in control. See the table included under “Executive Benefits and Payments Upon Separation” below for the amount of compensation payable under these agreements and arrangements to the individuals serving as NEOs as of the end of fiscal 2020.

Change in Control Plan

The Change in Control Plan entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment upon or within the 24 months following certain change-in-control events. A qualifying termination is a termination by us for any reason other than cause, or by the employee for good reason, in each case as defined in the Change in Control Plan.

Under the Change in Control Plan, in the event of a qualifying termination within the 24 months following a change in control, the named executive officers are each entitled to receive the following benefits:

•A severance payment, payable in a lump sum 60 days after the termination, equal to (a) with respect to Mr. Deno, two times the sum of his base salary and his target annual cash bonus and (b) with respect to the other named executive officers, one and one-half times the sum of base salary and target annual cash bonus

•Accelerated vesting of all outstanding equity awards

•Continued eligibility to participate in group health benefits for 18 months following the termination

•Outplacement services for six months following the termination

•Certain other accrued benefits

The severance payments and other benefits described above will be reduced by the amount of any similar payments and benefits under any employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants and the other terms and conditions of the Change in Control Plan.

Rights and Potential Payments Upon Termination or Change in Control: Mr. Deno

In April 2019, we entered into an amended and restated employment agreement with Mr. Deno for a five-year term that automatically renews for successive one-year terms unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term. The employment agreement is also subject to earlier termination under certain circumstances described below.

Mr. Deno’s employment may be terminated as follows:

•Upon his death or disability (as defined in the agreement)

•By us for Cause. “Cause” is defined to include: (i) willful failure to perform, or gross negligence or insubordination in the performance of, his duties and responsibilities to us or our affiliates (other than any such failure from incapacity due to physical or mental illness), subject to notice and cure periods; (ii) indictment or conviction (or plea of guilty or nolo contendere) of a felony or other crime involving moral turpitude; (iii) engaging in dishonesty, illegal misconduct or gross misconduct that is intentionally harmful to us or our affiliates; (iv) any material and knowing violation by him of any covenant or restriction contained in his employment agreement or any other agreement entered into with us or our affiliates; or (v) any material violation of any of our or our affiliates’ published policies (including with respect to discrimination and harassment, responsible alcohol policy, insider trading policy and security policy)

•By Mr. Deno for Good Reason. “Good Reason” is defined to include: (i) the assignment of duties inconsistent with his position as Chief Executive Officer or a material diminution in the nature or scope of his duties, authority or responsibilities; (ii) a reduction of his annual base salary, unless a similar reduction is made in salary of all similarly situated employees; (iii) requiring him to be based at a location in excess of 50 miles from the location of our principal executive offices in Tampa, Florida; or (iv) a material breach by us of our obligations under his employment agreement

•By us other than for Cause

•By Mr. Deno other than for Good Reason, upon ninety (90) days’ prior written notice to the Company

•By Mr. Deno by reason of retirement

Mr. Deno will be entitled to receive severance benefits if his employment is terminated by us other than for Cause or if he terminates employment for Good Reason. If his employment is terminated under these circumstances, he will be entitled to receive severance equal to two times the sum of his base salary at the rate in effect on the date of termination, payable in a lump sum within sixty days following the effective date of such termination, plus a pro rata portion of his target bonus for the year of termination and pro rata vesting of the RSUs, PSUs and stock options granted in connection with his appointment as Chief Executive Officer.

In the event Mr. Deno’s employment is terminated due to his death or disability, he will receive any base salary amount and any annual bonus amount for the preceding fiscal year earned but not paid as of the date of his employment termination, any accrued and payable travel or business expenses and benefits under the employee benefit plan, plus a pro rata portion of his target bonus for the year of termination and pro rata vesting of the RSUs, PSUs and stock options granted in connection with his appointment as Chief Executive Officer.

In the event Mr. Deno’s employment is terminated due to his retirement, he will receive any base salary amount and any annual bonus amount for the preceding fiscal year earned but not paid as of the date of his employment termination, plus pro rata vesting of the RSUs, PSUs and stock options granted in connection with his appointment as Chief Executive Officer.

A change in control of the Company does not trigger any severance payments to him under the employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Mr. Deno would be entitled to receive the benefits described above under “—Change in Control Plan.”

Separation Agreement: Mr. Herlihy

On August 1, 2014, Mr. Herlihy accepted an offer of employment which provided that he would receive severance benefits in the event of a termination of employment by us without Cause. Effective January 26, 2020, Mr. Herlihy’s employment was terminated without Cause, at which time Mr. Herlihy and the Company entered into a separation agreement. Upon the effectiveness of the separation agreement, Mr. Herlihy’s short-term incentive and unvested long-term equity compensation were forfeited as of his departure date. The separation agreement sets forth our obligations to make payments to Mr. Herlihy, including a one-time lump sum severance payment of $1,500,000 and $16,500 for COBRA premiums required to extend coverage of health and welfare benefits for 12 months, subject to compliance with non-competition covenants through January 26, 2021, non-solicitation covenants through January 26, 2022, and Mr. Herlihy’s execution of a release and waiver of claims against the Company.

All of Mr. Herlihy’s unvested equity awards terminated as of January 26, 2020. His vested stock options remained exercisable through January 26, 2021 under the terms and conditions of his separation agreement.
Equity Awards

As a general matter, unless otherwise provided in an individual’s award agreement or other agreement, and depending on the reason for termination, upon a termination of employment or other continuous service, all unvested equity awards will terminate and vested stock options must be exercised within certain limited time periods after the date of termination. If the individual’s employment is terminated for cause (as defined in the award or other applicable agreement), all stock options, whether vested or unvested, and all unvested PSUs and RSUs will terminate immediately. If the individual’s termination is due to death or disability, all stock options and RSUs that are not vested will become immediately vested in full upon such termination and a pro rata portion (based on the portion of the applicable performance period that passed prior to termination of the individual’s employment) of the target number of PSUs will immediately vest and become payable in shares of common stock upon such termination. Stock options accelerated due to death or disability become exercisable on the award’s original vesting schedule.

Awards under the 2012 Equity Plan, if unvested, will forfeit upon retirement. Under the 2016 Equity Plan, if the NEO retires on or after age 60 with five 5 years of service with the Company or an affiliate (“Retirement under 2016 Plan”) prior to the vesting or forfeiture of the RSUs, then the number of RSUs that vest shall be determined as of the date of the Retirement under 2016 Plan on a pro rata basis, determined based on the number of full months of employment completed from the date of grant to the date of the Retirement under 2016 Plan divided by the number of full months of the original vesting period. If the NEO retires prior to the vesting or forfeiture of the option to purchase shares of our common stock, the NEO may exercise the option at any time within twelve 12 months following the date of Retirement under 2016 Plan (but in no event later than ten years after the date of grant). Under the 2020 Equity Plan, if the NEO retires on or after age 60 with five 5 years of service, or age 55 with 10 years of service with the Company or an affiliate (“Retirement under 2020 Plan”) prior to the vesting or forfeiture of stock options, RSUs, or PSUs, then the number of stock options, RSUs or PSUs that vest shall be determined as of the date of the Retirement under 2020 Plan on a pro rata basis, determined based on the number of full months of employment completed from the date of grant to the date of the Retirement under 2020 Plan divided by the number of full months of the original vesting period and, in the case of PSUs, the PSUs earned shall be determined at the end of the performance period based on the actual performance levels achieved. If the NEO retires prior to the vesting or forfeiture of the option to purchase shares of our common stock, the NEO may exercise the option at any time following the date of Retirement under 2020 Plan (but in no event later than the original expiration date of the grant, generally the tenth anniversary of the date of grant).

The Compensation Committee may provide for accelerated vesting of an award upon, or as a result of events following, a change of control. This may be done in the award agreement or in connection with the change of control. In the event of a change of control, the Compensation Committee may also cause an award to be canceled in exchange for a cash payment to the participant or cause an award to be assumed by a successor corporation.

Our forms of award agreements under the 2012, 2016 and 2020 Equity Plans provide as follows:

•Restricted stock and RSU awards to our directors become fully vested upon a change of control

•Restricted stock awards for our employees and consultants provide that upon a change of control (a) restricted stock that remains outstanding or is exchanged or converted into securities of the acquiring or successor entity will continue to vest in accordance with the terms set forth in the award agreement and (b) if the restricted stock will be canceled in exchange for cash consideration, (x) in the case of awards held by our executive officers at the time of such change of control, the restricted stock will instead be converted into a right to receive such cash consideration upon satisfaction of the vesting and other terms and conditions of the award agreement in effect immediately prior to the change of control and (y) in the case of other award recipients, the award will fully vest and be exchanged for the cash consideration at the time of the change of control

•PSU awards provide that if the award recipient’s employment or other service status with us terminates, the award will terminate as to any units that are unvested at the time of such termination, unless (a) such termination is due to death or disability, in which case a pro rata portion of the award shall vest based on the portion of the performance period for which service was provided, or (b) the termination occurs before the vesting date but after the end of the performance period and is other than for cause (as defined in the agreement), in which case the applicable number of units will vest for that performance period as if such termination had not occurred

In addition, as described above under “—Change in Control Plan,” in the event of a qualifying termination within the 24 months following a change in control, each of our named executive officers will be entitled to accelerated vesting of all outstanding equity awards.

Restrictive Covenants

Mr. Deno is subject to certain restrictive covenants under his current employment agreement. This includes covenants covering noncompetition, nondisclosure, nonsolicitation and nonpiracy. Based on the terms of the agreement, Mr. Deno agreed to these restrictive covenants during employment for 24 months following a termination of employment for any reason. Continued compliance with these restrictive covenants is a condition to our obligation to pay any severance amount due to Mr. Deno under his employment agreement.

Messrs. Meyer, Scarlett, Stutts and Ms. Lefferts are and Mr. Herlihy was subject to certain restrictive covenants as per their offers of employment. These include covenants covering noncompetition, nondisclosure, nonsolicitation and nonpiracy. Each has agreed to these restrictive covenants during employment and for 12 months following a voluntary separation or separation for Cause, or in the event of separation for any reason other than voluntary resignation, for a period equal to the period used for calculating the amount of severance paid upon termination, if any.

Executive Benefits and Payments Upon Separation

The table below reflects the amount of compensation payable under the arrangements described above to the individuals serving as NEOs following a termination of employment (i) by us without Cause or by the executive for good reason without a change in control, (ii) by us without Cause or by the executive for good reason, following a change in control assuming that such termination constitutes a qualifying termination under the Change in Control Plan, (iii) by the executive voluntarily, (iv) as a result of retirement, (v) as a result of disability or (vi) as a result of death, in each case, assuming that such termination of employment occurred on December 27, 2020. Mr. Herlihy, who departed from the Company effective January 26, 2020, received the compensation described above under “Separation Agreement: Mr. Herlihy.”

No payments or benefits are due to the NEOs following a termination of employment for Cause. The table assumes that the change in control transaction resulted in per share consideration of $18.95, which was the closing price per share of our common stock on the NASDAQ Global Select Market on December 24, 2020, the last market day of our fiscal year. The actual amounts to be paid upon a termination of employment or a change in control can only be determined at the time of such executive’s separation from us, or upon the occurrence of a change in control (if any).

NAMED EXECUTIVE OFFICER	EXECUTIVE PAYMENTS AND BENEFITS UPON SEPARATION	INVOLUNTARY TERMINATION WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON WITHOUT CHANGE IN CONTROL	INVOLUNTARY TERMINATION WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON WITH CHANGE IN CONTROL	VOLUNTARY TERMINATION	RETIREMENT	DISABILITY	DEATH
	(1)	($)	($)	($)	($) (2)	($)	($)
David J. Deno	Severance	3,150,000	4,500,000	—	—	—	—
	Equity Awards (3)	—	7,147,766	—	1,915,523	5,078,594	5,078,594
	Health Benefits	—	18,085	—	—	—	—
	Total	3,150,000	11,665,851	—	1,915,523	5,078,594	5,078,594
Christopher Meyer	Severance	—	1,179,375	—	—	—	—
	Equity Awards (3)	—	1,442,432	—	—	1,054,593	1,054,593
	Health Benefits	—	24,828	—	—	—	—
	Total	—	2,646,635	—	—	1,054,593	1,054,593
Gregg D. Scarlett	Severance	—	2,227,500	—	—	—	—
	Equity Awards (3)	—	3,268,856	—	—	2,386,658	2,386,658
	Health Benefits	—	24,949	—	—	—	—
	Total	—	5,521,305	—	—	2,386,658	2,386,658
Michael L. Stutts	Severance	—	1,387,500	—	—	—	—
	Equity Awards (3)	—	1,339,606	—	—	1,013,490	1,013,490
	Health Benefits	—	8,186	—	—	—	—
	Total	—	2,735,292	—	—	1,013,490	1,013,490
Kelly M. Lefferts	Severance	—	1,179,375	—	—	—	—
	Equity Awards (3)	—	1,202,776	—	—	943,716	943,716
	Health Benefits	—	15,662	—	—	—	—
	Total	—	2,397,813	—	—	943,716	943,716
Donagh M. Herlihy (4)	Severance	1,500,000	—	—	—	—	—
	Equity Awards (3)	—	—	—	—	—	—
	Health Benefits	16,500	—	—	—	—	—
	Total	1,516,500	—	—	—	—	—
__________________
(1)Amounts in the table do not include amounts for accrued but unpaid base salary, annual bonus or other expenses.
(2)The amount in the column represents prorated vesting of eligible equity awards as of December 27, 2020, calculated at target performance.
(3)Amounts represent intrinsic value of unvested in-the-money stock options since the fair market value of a share of our common stock, as of December 24, 2020, was greater than the exercise price of certain stock options held by the named executive officers. Certain stock option grants were out-of-the-money as of the fiscal year end and are included above with a value of $0. Amounts exclude intrinsic value of vested in-the-money stock options. If termination is due to Death or Disability, then all RSUs that are not vested shall become immediately vested in full upon such termination and a pro rata portion (based on the portion of the Performance Period that passed prior to termination of Participant’s Continuous Service) of the Target Number of PSUs will immediately vest and become payable in shares upon such termination, as those terms are defined in the applicable plans. Under the applicable award agreements, upon Retirement, the number of RSUs and PSUs that vest is determined as of the date of the Retirement on a pro rata basis based on the period employed from the grant date to the departure date and, in the case of PSUs, the PSUs earned shall be determined at the end of the performance period based on the actual performance levels achieved (which are assumed to be at target for purposes of the table). The dollar amounts are determined by multiplying the number of shares subject to the accelerated or pro rata vested RSUs and PSUs, as applicable, by $18.95, the closing price of the Company’s common stock on December 24, 2020.
(4)Mr. Herlihy, who departed from the Company effective January 26, 2020, received the compensation described above under “Separation Agreement: Mr. Herlihy.”

CEO Pay Ratio

We are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of our CEO, as required by Section 953(b) of the Dodd Frank Wall Street Reform and Consumer Protection Act, and Regulation 402(u) of Regulation S-K.
For fiscal year 2020,
•The median of the annual total compensation of all our employees, other than Mr. Deno, was $9,327.

•Mr. Deno’s annual total compensation was $5,576,984, as reported in the Total column of the Summary Compensation Table.

Based on this information, the ratio of the annual total compensation of Mr. Deno to the median of the annual total compensation of all employees is estimated to be 598 to 1.
To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:
1)We selected October 1, 2020 as the date on which to determine our median employee. As of that date, we had 74,115 employees, with 63,358 employees based in the United States and 10,757 employees located outside of the United States. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the Company’s total number of employees. We applied this de minimis exemption when identifying the median employee by excluding 34 employees in China and 907 employees in Hong Kong. After considering the de minimis exemption, 63,358 employees in the United States and 9,816 employees located outside of the United States were considered for identifying the median employee.
2)For purposes of identifying the median employee from our employee population base, we considered total cash compensation, as compiled from our payroll records. We selected total cash compensation as it represents the principal form of compensation delivered to all our employees and this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the year-to-date period ended October 1, 2020. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on October 1, 2020.
3)The median employee referenced above is different than the median employee identified in the 2020 Proxy Statement. The original median employee terminated employment with the company in 2020. As permitted by the SEC rules, the median employee identified above is one whose compensation is substantially similar to the original median employee referenced in the 2020 Proxy Statement based on the compensation measure used to select the original median employee.
4)Using this methodology, we determined that our median employee was a part-time employee. In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules.

Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations, geographic footprints and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. With regard to restaurant, hospitality and retail companies, comparability may further be impacted by additional factors including the mix of company-owned to franchised units.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written Code of Conduct and a Related Party Transactions Policy, which supplements the Code of Conduct. The Code of Conduct applies to our directors, officers, and employees, and the Related Party Policy applies to our executive officers. These policies require disclosure of the material terms of any applicable related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction. The policies require that all related person transactions must be reported to the Chief Legal Officer and are subject to the approval or ratification by the Audit Committee. The Audit Committee may approve or ratify the transaction if it determines that the transaction is in the best interests of the Company and its stockholders.

The transaction below was reviewed under our Code of Conduct and also reviewed under the Related Party Transactions Policy subsequent to July 22, 2015, which is the date of its adoption.

Related Party Transactions

We guarantee lease payments by MVP LRS, LLC (“MVP”), an entity in which Robert D. Basham (one of our founders who is known to us to beneficially own more than 5% of our common stock) is a partner, under a third party lease for a former Lee Roy Selmon’s restaurant location that MVP purchased from us in 2008 and then converted to a Glory Days Grill® restaurant in 2018. The lease guaranty expires in 2037. The estimated base rent payments made by MVP under the lease totaled $87,294 for 2020. As guarantor, we are also contingently liable for percentage rent, real estate taxes, insurance expense and certain other operating expense payments under the lease.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors meeting the requirements of applicable SEC and NASDAQ rules. The Audit Committee has the duties and powers described in its written charter adopted by the Board. A copy of the charter is available on the Company’s website at: https://investors.bloominbrands.com/corporate-governance.

The Audit Committee is responsible for the engagement, compensation, retention and oversight of the work performed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. In fulfilling its oversight responsibility, the Audit Committee carefully reviews and considers the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

The Audit Committee reviewed and discussed the audited consolidated financial statements of Bloomin’ Brands, Inc. to be included in its Annual Report on Form 10-K for the 2020 fiscal year with the Company’s management and PricewaterhouseCoopers LLP. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200.

The Audit Committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Bloomin’ Brands, Inc.’s Annual Report on Form 10-K for its 2020 fiscal year for filing with the SEC.

Submitted by the Audit Committee
John J. Mahoney, Chairman
James R. Craigie
Lawrence V. Jackson

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2022 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than November 30, 2021. Such proposals should be delivered to Bloomin’ Brands, Inc., Attn: Corporate Secretary, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (and we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com).

Stockholders who intend to submit nominations to the Board of Directors or present other proposals for consideration at our 2022 annual meeting (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy materials) must comply with all provisions of our bylaws with respect to such nominations and proposals and provide timely written notice thereof. To be timely for our 2022 annual meeting, notice must be delivered to our Corporate Secretary at our principal executive offices no earlier than January 18, 2022 and no later than February 17, 2022. However, in the event that our 2022 annual meeting is to be held on a date that is not within 30 calendar days before or after May 18, 2022, to be timely, notice must be so delivered not later than the tenth calendar day following the date on which public announcement of the date of the 2022 annual meeting is first made.

PROXY SOLICITATION AND COSTS

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries, custodians and other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (866) 540-7095, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Bloomin’ Brands will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials, you may write or call the Bloomin’ Brands Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone (813) 830-5311.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one copy in the future, are asked to contact Computershare (if a registered holder) or their bank, broker or other nominee (if a beneficial holder) to request information about householding.

FORM 10-K

We will mail without charge, upon written request, a copy of the Bloomin’ Brands Annual Report on Form 10-K for the fiscal year ended December 27, 2020, including the consolidated financial statements, list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Bloomin’ Brands Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone (813) 830-5311. The Annual Report on Form 10-K is also available in the Investors section at www.bloominbrands.com.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS
Kelly Lefferts Secretary

Dated: March 30, 2021

BLOOMIN' BRANDS INC®

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.investorvote.com/BLMN** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at www.investorvote.com/BLMN

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

2021 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all nominees, FOR Proposals 2, 3 and 4 and AGAINST Proposals 5 and 6.

1. To be elected as Class III Directors with terms expiring in 2024:

	For	Against	Abstain
01 - David R. Fitzjohn	☐	☐	☐
02 - John P. Gainor, Jr.	☐	☐	☐
03 - John J. Mahoney	☐	☐	☐
04 - R. Michael Mohan	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 U P X

03FKRA

The 2021 Annual Meeting of Bloomin' Brands, Inc. Stockholders will be held on Tuesday, May 18, 2021, 8:00 A.M. EDT, virtually via the internet at www.meetingcenter.io/277730340.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — BLMN2021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at: www.edocumentview.com/BLMN

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/BLMN

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy - Bloomin' Brands, Inc.

Notice of 2021 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting — Tuesday, May 18, 2021

David J. Deno, Christopher Meyer and Kelly Lefferts, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Bloomin' Brands, Inc. to be held on Tuesday, May 18, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3 and 4 and AGAINST Proposals 5 and 6.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)